EXHIBIT 99.2

Final

Inside Cover

Spacelabs Healthcare

Spacelabs Healthcare, Inc. (www.spacelabshealthcare.com) is an international developer, manufacturer and distributor of medical equipment and services including patient monitoring solutions, anesthesia delivery and ventilation systems, diagnostic cardiology solutions and supplies and accessories selling to hospitals, clinics and physicians offices. Additionally, the Company provides electrocardiogram (“ECG”) laboratory services to pharmaceutical companies undertaking clinical trials, whereby patient ECG data is recorded, analyzed, tabulated and interpreted. Spacelabs Healthcare combines a core of the world’s most respected medical device and services companies with offices worldwide and distribution channels in over 100 countries.

Our Strategic Goal

To become a leading global player in the medical equipment industry leveraging our installed base of monitoring products, our established infrastructure and global distribution channels to facilitate organic growth. We will also continue to proactively pursue strategic acquisitions of complementary technologies and companies and developing innovative, leading edge solutions to help our customers enhance the quality of care.

We are a globally active, progressive, and growing force in healthcare solutions inspired by a Customer-First culture. We bring the right ideas and technology together at the right time to help caregivers help patients.

Spacelabs Healthcare: Connecting Innovation with Care.

All statements, other than statements of historical fact, contained in this Annual Report constitute “Forward Looking Statements.” In some cases Forward Looking Statements can be identified by such terms as “may”, ”intend”, “might”, “will”, “should”, “could”, “would”, “believe”, “anticipate”, “expect”, “estimate”, “predict”, “project”, “potential”, or the negative of these terms, and similar expressions. Such Forward Looking Statements are based on assumptions and estimates and involve risks, uncertainties and other factors which may cause the actual results , financial condition, performance or achievements of the Company, the Group or the Industry results, to be materially different from any future results, performance or achievements expressed or implied by such Forward Looking Statements. Factors that might cause such a difference include, but are not limited to those discussed herein the Fiscal 2006 Annual Report. New factors may emerge from time to time that could cause the Company’s business not to develop as it expects, and it is not possible for the Company to predict all such factors. Given these uncertainties, prospective investors and shareholders are cautioned not to place any undue reliance on such Forward Looking Statements except as required by law. The Company disclaims any obligation to update any such Forward Looking Statements in this Annual Report to reflect future events or developments.

How Do We Get There? Our Path for Growth

•	Improving Existing Patient Care Technologies

•	Acquiring New Companies and Technologies

•	Capitalizing on Global Presence

•	Selectively Entering New Markets

Key Objectives for fiscal 2007

•	Launch of Anesthesia in U.S. market

•	Introduction of Low Acuity Monitor

•	Focus on Manufacturing and Selling Synergies within Product Lines

•	Integration of Del Mar Reynolds – Increased Efficiencies

•	M&A Opportunities – Complementary Technologies and Products

Highlights for Fiscal 2006

Financial Highlights

•	Revenue up 12.7% to $220.6 million (FY 2005: $195.7 million)

•	Gross profit margin improved to 48.0% (FY 2005: 45.8%)

•	Operating income up 91.0% to $13.6 million (FY 2005: $7.1 million); Included in FY 2006 is $1.6 million of stock compensation related expenses not included in the prior year. Excluding stock compensation related expenses, operating income grew 112.8%

•	Net income up 82.1% to $8.4 million (FY 2005: $4.6 million); Excluding stock compensation related expenses, net income grew 103.5%

•	Cash and cash equivalents $8.8 million as of June 30, 2006 compared to $7.9 million as of June 30, 2005

•	Successful flotation on the London AIM market in October 2005 raising $29.7 million for the Company ($26.3 million net of expenses)

Highlights for Fiscal 2006

Operational Highlights

•	Significantly increased global supply chain efficiencies – gross margin up 2.2 percentage points and inventory down 13.5% versus prior year

•	Launched two wireless monitors with introduction of the UltraviewSL 2400 compact monitor and the UltraviewSL 2600

•	Received 510(k) approval from the U.S. FDA for distribution of the Blease Sirius anesthesia system into the U.S. market – expected to be launched in the first half of fiscal 2007

•	Began implementation process of next generation Global ERP system

•	Completed acquisition of Del Mar Reynolds in July 2006, expanding product portfolio to include diagnostic cardiology solutions while expanding operational presence in the European market and doubling the size of our Clinical Trials Business

•	Launched new family of anesthesia ventilators with state-of-the-art Precision Pressure Control VentilationTM technology in August 2006

Chairman & CEO Statement

Operating and Financial Review

In the fiscal 2006 Annual Report we have given information relating to the performance and outlook for Spacelabs Healthcare, Inc. that corresponds to the recommendations of Reporting Statement: Operating and Financial Review issued by the United Kingdom Accounting Standards Board.

Overview Fiscal 2006

We are very pleased with the operating performance for the Company in fiscal 2006, its first year as an independent company. The performance of our core monitoring products line throughout the year, especially in the highly competitive North American market indicates that we are capturing market share from our competitors.

Reported revenues for the fiscal year increased by 12.7% to $220.6 million while our gross margins improved to 48.0% from 45.8% in fiscal 2005. Our margin improvement is a direct result of manufacturing cost reductions and global supply chain efficiencies in the patient monitoring and anesthesia product lines. Net income for the year increased 82.1% to $8.4 million from $4.6 million in fiscal 2005.

We are committed to generating further cost savings and as such at the end of the fiscal year began the implementation process of the next generation global ERP systems. The implementation process is expected to take up to 18 months to complete after which time we anticipates an increase in operating efficiencies across all business lines.

Risk Factors

We understand that the business is exposed to significant risks and exposures during the normal course of business including but not limited to exchange rate fluctuations, general economic conditions, political stability in the regions in which we do business and delays in the introductions of new products, dependence on the U.S. government related to regulation in the Healthcare segment and the successful integration of acquisitions to our existing business.

Strategic Goal

Our strategic goal is to become a leading global player in the medical equipment industry leveraging our installed base of monitoring products, our established infrastructure and global distribution channels to facilitate organic growth. We will also continue to proactively pursue strategic acquisitions of complementary technologies and companies and developing innovative, leading edge solutions to help our customers enhance the quality of care.

Keys to this strategy are the following core elements:

Improving Existing Patient Care Technologies

Our technology is based on open standards, connectivity and networking to provide ‘on demand’ information to help healthcare professionals. We will continue to develop medical devices that provide accurate, reliable and cost-effective results for care providers that enhance the quality of care provided.

Acquiring New Companies and Technologies

We will continue to acquire new companies and technologies that can leverage our established infrastructure and global distribution channels.

Capitalizing On Our Global Presence

We operate from locations in North America, Europe and Asia with a global distribution network in over 100 countries. Our global presence provides us with the ability to take advantage of important strategic and operational benefits such as competitive labor rates and customer orientated localized service. We will continue to focus on gaining direct access to growing global markets and expanding its international customer and distribution channels.

Selectively Entering New Markets

We intend to target new markets that complement our capabilities in the design, development, distribution and manufacture of our existing portfolio of healthcare products and technologies. We believe that we can utilize our existing integrated design and manufacturing capabilities to capture greater margins while also trying to build a larger presence in emerging markets, gaining access through internal growth, acquisitions or partnerships.

Key Objectives for Fiscal 2007

In the interim we will focus in fiscal 2007 on achieving the following key objectives:

Launch of Anesthesia in U.S. market

We intend to launch our Anesthesia product line into the U.S. market in the first half of fiscal 2007, leveraging of our established direct sales force to open up the largest anesthesia market in the world.

Introduction of Low Acuity monitor

We intend to introduce a range of low acuity monitors, initially into the emerging markets of India, China, Latin America and potentially the U.S. We believe that the low end of the patient monitoring market is very fragmented; by leveraging of our established brand name and distribution channels we believe we can achieve success in this market.

Focus on manufacturing and selling synergies within product lines

In fiscal 2006 we improved our gross margin to 48%, we will continue to focus on manufacturing and selling synergies, especially within the monitoring and anesthesia product lines, to continue the improvement in gross margin.

Integration of Del Mar Reynolds – increased efficiencies

In July 2006, we completed the acquisition of Del Mar Reynolds. In fiscal 2007 we will work diligently to integrate DMR into the Company, leveraging our global manufacturing capabilities and supply chain operations to achieve cost savings while also integrating their products into our global distribution channels to drive revenue growth.

M&A opportunities – complementary technologies and products

In fiscal 2007 we will continue to proactively pursue the acquisition of strategic technologies, products and companies to expand our product portfolio and expand our global distribution channels.

Employees

Our employees are committed to providing a high standard of quality and service. This is a major contributing factor to the successful results we have recorded in fiscal 2006.

We would like to thank our employees for their hard work and dedication during the past year.

IPO on the London AIM Market

In October 2005 we completed the IPO of Spacelabs Healthcare on the London AIM Market raising approximately $29.7 million prior to expenses. In completing the IPO, our major shareholder, OSI Systems, diluted their ownership position by approximately 20%. The catalyst for OSI to pursue an IPO of the Company was to create an independent share currency that the Company could utilize to continue the growth of the business.

Prior to deciding upon the AIM market OSI conducted an extensive analysis of strategic options available to the Company, one of which included a potential IPO on the NASDAQ exchange. It was decided that the AIM market was the appropriate course of action for the Company given the size of the Company and the ability to attract both analyst coverage and an institutional shareholder base.

We continue to operate the business as an independent public company dedicated to achieving value for all of our shareholders.

Corporate Activity

As mentioned, in July 2006, we completed the acquisition of Del Mar Reynolds, the cardiology division of Ferraris Group PLC. The acquisition expands our product offering in the hospital market and increases our presence in the UK and European markets.

Included within the acquisition was Hertford Cardiology, a UK-based collector and interpreter of cardiac safety data from clinical trials. The Hertford Cardiology business complements our own clinical trials business. When combined, the two businesses provide us with a strong geographic presence in the two largest markets for clinical trials.

Outlook

Overall, we performed well in fiscal 2006, recording strong increases in both revenues and net income. We are confident that we can continue to record increases in both revenue and profitability in fiscal 2007 as we continue to execute our strategy.

The customary seasonality of the business means that we anticipate recording strong sales in the December and June quarters when compared to the September and March quarters. We will continue to be focused on integrating our newly acquired diagnostics cardiology business into the business, the full benefits of which will be visible over the next twelve to eighteen months. We will also look to continue the rollout of a number of new products and technologies while remaining on the lookout for synergistic acquisitions.

Respectfully,

Sir John Michael Banham	Mr. Deepak Chopra
Chairman	Chief Executive Officer

Business Review

Equipment, Service & Supplies Business

	Year Ended June 30, 2006 $m	Year Ended June 30, 2005 $m	% Difference
Revenue	$215.4	$190.2	13.2%
Operating Income	$14.2	$7.3	94.5%

The Equipment, Service & Supplies business is a developer, manufacturer, and distributor of medical equipment including patient monitoring and connectivity solutions, anesthesia delivery and ventilation systems, diagnostic cardiology solutions and supplies and accessories. The products are sold to hospitals, clinics and physicians offices. This business includes such brand names as, “Spacelabs Medical,” “Blease,” “Del Mar Reynolds” and “Dolphin.”

In fiscal 2006, the Equipment, Service & Supplies business recorded revenues of $215.4 million, (FY 2005: $190.2 million), and operating income of $14.2 million (FY 2005: $7.3 million). Revenues for the year represented approximately 97.6% of the Company’s total revenue.

Results recorded in fiscal 2006 do not include any contribution from Del Mar Reynolds, acquired in July 2006.

The increase in revenue in fiscal 2006 was mainly due to the strong performance in patient monitoring sales, primarily in the North American market coupled with the inclusion of Blease for the full fiscal year.

Business Highlights:

•	As part of the Company’s continued commitment to open standards and connectivity, during the fiscal year the Company launched two wireless monitors. Both the UltraviewSL 2600 and the UltraviewSL 2400 compact monitors enable wireless monitoring and collection of patient data while the patient is being transported within the hospital environment.

•	In October 2005, the Company announced that the Blease Sirius 3000 anesthesia machine with 8700 ventilator had received 510(k) approval from the U.S. Food and Drug Administration (“FDA”) for sale in the U.S. market. The Company expects that the systems will be launched into the U.S. market in the first half of fiscal 2007.

•	In August 2006, the Company announced the launch of a new range of anesthesia ventilators with Precision Pressure Control VentilationTM technology. The development and introduction of such state-of-the-art ventilation technology underscore the Company’s commitment to develop innovative technologies that enhance the quality of care that its customers provide.

Background

Patient Monitoring and Connectivity

For nearly five decades, Spacelabs has been a pioneer and technology leader in patient monitoring with numerous firsts such as telemetry monitoring, modular non-invasive blood pressure and bedside device interfacing. Spacelabs Healthcare continues to be a leader in innovation as we transform patient monitoring from boxes to enterprise-wide networked systems enabling caregivers to better manage the care of more patients across multiple departments and multiple sites, making patient care more effective and more efficient.

Spacelabs’ solutions offer an unmatched degree of open architecture and connectivity. For example, our Intesys® Clinical Suite (“ICS”) collects and stores real-time patient information; which it seamlessly integrates into hospital information systems. Real-time and retrospective information is easily accessed from any networked PC or Spacelabs patient monitor in the hospital, clinic, office or at home.

We are committed to the development of open architecture monitoring solutions to provide our customer with greater flexibility when choosing care solutions. For example, our Flexport device interfaces and consolidates data and alarms from more than 100 standalone, third-party devices directly into the patient monitor and monitoring network improving efficiency and protecting the hospital’s investment in third-party devices.

All current and future Spacelabs monitors are forward- and backward-compatible, helping hospitals protect their existing investment and enabling easy scalability as needs change.

Anesthesia Delivery and Ventilation

Spacelabs Healthcare’s expertise in anesthesia delivery and ventilation is based on Blease’s rich 60 year history of developing and manufacturing state-of-the-art anesthesia systems that provide excellence in performance, ventilation and vaporization.

The superior performance of the Spacelabs Healthcare anesthesia delivery solution can be measured by improvement in operating room workflow and its ability to easily integrate with monitoring systems. Our recently developed ventilators excel in their precision capabilities and simplicity, adapting easily to the patient needs while our vaporizer performance focuses on precise delivery with no maintenance requirement.

We are committed to the further development of anesthesia solutions such as the new instinctive “Touch & Trak™” user interface which enhances the ease of use through its large 8.4” touch screen to clearly display patient’s vital information. Our anesthesia delivery and ventilation systems can be easily integrated with our existing UltraviewSL patient monitoring line of products.

Diagnostic Cardiology

For over 40 years, Del Mar Reynolds has been a global leading designer of noninvasive diagnostic cardiology devices including Holter, stress test systems, ECG machines, event recorders and data management systems.

Spacelabs Healthcare continues the commitment to the development of innovative solutions by providing a complete range of cardiology products and solutions including Holter, resting ECG,

stress testing, event recording and data management solutions. Quality, flexibility, reliability, value and ease of use are key focus areas in the development of our solutions.

Event recording and receiving provide a complete range of products for the non-invasive diagnosis of Cardiac disease states. Del Mar Reynolds Medical has supplied equipment to leading hospitals through our direct operations and extensive distributor networks across the globe.

Spacelabs Healthcare’s distributors have supplied and supported our product range for many years and encompass a wealth of knowledge and experience in the field of non-invasive Cardiology.

Clinical Trial Services Business

	Year Ended June 30, 2006 $m	Year Ended June 30 2005 $m	% Difference
Revenue	$5.3	$5.5	(5.0)%
Operating Income (Loss)	$(0.6)	$(0.2)	(186.1)%

The Clinical Trial Services business collects, interprets, and distributes ECG and Ambulatory Blood Pressure (“ABP”) cardiac safety data from clinical trials performed by Clinical Research Organizations (“CROs”) and pharmaceutical companies. The business operates under the trade names “Spacelabs Medical Data” and “Hertford Cardiology” primarily in the U.S and European markets.

The Company acquired Hertford Cardiology as part of its July 2006 acquisition of Del Mar Reynolds.

In fiscal 2006, the Clinical Trial Services business recorded revenues of $5.3 million (FY 2005: $5.5 million) and an operating loss of $(0.6) million (FY 2005: $(0.2) million). During fiscal 2006, however, the contract order book for the business more than doubled. This significant increase in the order book was a direct result of the successful completion of a number of audits conducted by key sponsors including both CROs and major pharmaceutical companies.

Revenues for the year represented approximately 2.4% of the Company’s total revenue.

Business Highlights

•	In December 2005, the Company announced the receipt of a contract from a major international pharmaceutical company for three clinical trials. The trials are to be conducted over two to three years involving more than 1,000 patients in 11 countries.

•	The acquisition of Hertford Cardiology in July 2006 essentially doubles the size of the Clinical Trials Business while expanding its geographic presence to include the European Clinical Trials market. This will provide the business with the opportunity to leverage its existing infrastructure while creating back office efficiencies. While this business currently accounts for only a small proportion of the Company’s overall revenues, the Company believes that the business has the potential to experience rapid growth in revenues and an improvement in margins.

Background

Our Clinical Trial Services business is a global provider of centralized ECG, Holter, ambulatory blood pressure monitoring (“ABPM”), and event monitoring services for Phase I through IV clinical trials. Additionally, we offer medical, scientific and biostatistical consultation for cardiac safety in clinical trials. We have locations in the US and Europe with the capability to provide global services to sponsors and sites around the world.

Since 1985, Spacelabs Medical Data has provided cardiac safety services for hundreds of thousands of procedures worldwide and has offered consultative services for cardiac safety to emerging and leading biopharmaceutical companies and CRO’s around the world.

Supporting global studies out of its European base, Hertford Cardiology has a history of recording, analyzing, and interpreting ECG, Holter, and ABP data for clinical trials for more than 25 years.

Our customers — pharmaceutical, biotechnology, and medical device companies; clinical research organizations, and academic institutions can be confident that the services we provide adhere to regulatory agency requirements and not only meet, but exceed customer expectations.

From acquisition to data delivery, we follow stringent standard operating procedures to ensure the highest quality data and provision of services possible. Our quality assurance and quality control processes are continually adapted to meet changing regulatory and pharmaceutical industry requirements. Our workflow and data management systems are tightly integrated, developed and validated with a comprehensive understanding of 21 CFR Part 11 regulations. Our teams receive comprehensive and continual training as evidenced by their in-depth knowledge and adherence to good clinical practices. We routinely undergo sponsor and independent audits and utilize this feedback to ensure our practices meet the highest quality standards in the industry.

Our deeply ingrained customer-first principles of improving efficiency and thus providing cost-effective services applies to the clinical trials industry as well. Our staff of highly credentialed and board certified cardiologists and independently certified cardiovascular technologists work with our project managers and project teams to deliver global services utilizing state-of-the-art technologies specifically designed for clinical trials.

We understand the critical nature of cardiac safety data and thus offer expedient and real-time reporting to sites, sponsors and data safety monitoring boards, as required. All our service offerings are highly customized to meet the specific needs of our clients, allowing us to act as a true resource extension to the customers we serve.

Financial Review

We are pleased to report excellent financial results for the Fiscal Year ended June 30, 2006.

For the year, our revenue growth was approximately 12.7% and our profitability increased significantly from the prior year with operating income and net income increasing by 91.0% and 82.1% respectively.

Organic revenue growth was approximately 8.0% after adjusting for the Blease acquisition in February 2005. We were able to achieve strong profitability growth during the fiscal year due to continued focus on manufacturing and supply chain efficiencies, leveraging of our infrastructure while also improving our inventory controls.

Profit and Loss Account

The Company reported record revenues of $220.6 million for fiscal 2006, an increase of $24.9 million, or 12.7% from $195.7 million reported for fiscal 2005. The increase in revenue in fiscal 2006 was primarily due to the strong performance in patient monitoring sales, primarily in the North American market, coupled with the inclusion of Blease for the full fiscal year. Excluding the impact of Blease, revenue growth was approximately 8.0%.

In fiscal 2006, the Equipment, Service & Supplies business recorded revenues of $215.4 million, (FY 2005: $190.2 million), representing approximately 97.6% of the Company’s total revenue. Revenues recorded in fiscal 2006 do not include any contribution from Del Mar Reynolds, acquired in July 2006. Strong performance in our patient monitoring product line in the Americas and good growth in anesthesia sales in China and South America were somewhat offset by a relatively weaker performance in all product lines in Europe.

In fiscal 2006, the Clinical Trial Services business recorded revenues of $5.3 million (FY 2005: $5.5 million) representing approximately 2.4% of the Company’s total revenue. During fiscal 2006, however, the contract order book for the business more than doubled.

The Company reported a gross profit margin of 48.0% for fiscal 2006, compared to 45.8% in fiscal 2005. The increase in gross profit was largely attributable to the introduction of the new lower cost patient monitoring product line and improved manufacturing costs in Blease. The Company’s global supply chain operations were instrumental in achieving these efficiencies. Included in cost of goods sold for FY 2006 is approximately $0.2 million of stock compensation related expenses that were not included in the prior year’s expenses.

Selling and General Administrative (“SG&A”) expenses, excluding management retention bonuses, were $72.6 million for fiscal 2006, an increase of $8.1 million from $64.5 million in fiscal 2005. The increase in SG&A expenses was attributable to the inclusion of Blease for the full fiscal year, increased insurance costs combined with higher selling costs and commissions associated with increased sales. Included in SG&A expenses for FY 2006 is approximately $1.6 million of stock compensation related expenses that were not included in the prior year’s expenses.

The management retention bonus was established and paid for by GE Medical prior to the sale of Spacelabs Medical, Inc. to OSI Systems, Inc. All such bonuses have been earned and paid.

Research and development expenses were $19.1 million for fiscal 2006, an increase of $3.2 million from $15.9 million reported in fiscal 2005. The increase in R&D expenses was attributable to the inclusion of Blease for the full fiscal year combined with continued investment in next generation patient monitoring products. Included in R&D expenses for FY 2006 is approximately $0.1 million of stock compensation related expenses that were not included in the prior year’s expenses.

In fiscal 2006 the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment,” (“SFAS 123(R)”) which requires that we measure and recognize compensation expense for all share-based payment awards made to employees and directors, including employee stock options and employee stock purchases under employee stock purchase plans, based on estimated fair values. Company adopted FAS 123R. Total stock compensation related expenses in fiscal 2006 were $1.6 million (FY 2005: $0).

Operating income including stock compensation related expenses of $1.6 million was $13.6 million for fiscal 2006, an increase of $6.5 million, or 91.0%, from $7.1 million reported in fiscal 2005. In fiscal 2005, the Company did not incur stock compensation related expenses. Excluding stock compensation related expenses, operating income was up 112.8%.

Interest expense in fiscal 2006 was $1.4 million, payable to OSI Systems, Inc., the majority shareholder of the Company, in relation to the outstanding long-term loan from OSI Systems, Inc. to the Company of $31.8 million.

The tax rate for fiscal 2006 was 36.4%, compared to 34.6% for fiscal 2005 as the Company experienced relatively higher income growth year-on-year in higher tax jurisdictions.

Net income for fiscal 2006 was $8.4 million, an increase of $3.8 million, or 82.1%, from $4.6 million reported in fiscal 2005.

Balance Sheet

At June 30, 2006, the Company reported total assets of $151.1 million, including cash and cash equivalents of $8.8 million and equity of $49.0 million. The Company has a long-term loan with its majority shareholder, OSI Systems, Inc. totaling $31.8 million.

The increase in total assets from June 30, 2005 is attributable primarily to the increase in receivables as a result of the significant sales volumes in June 2006.

The decrease in liabilities from June 30, 2005 is primarily due to the repayment of $25.5 million of inter-company debt to the Company’s majority shareholder.

Cash Flow Statement

For the period, the Company generated $0.9 million in cash. Net cash flow generated from operating activities was $5.8 million. Capital expenditure for the period was $5.1 million, an increase from $3.9 million in fiscal 2005 primarily attributable to a full year of Blease. The Company received IPO proceeds of approximately $26.3 million, net of expenses. The Company used approximately $22.0 million of these proceeds to repay outstanding inter-company debt obligations to OSI Systems, Inc. In addition, the Company repaid an additional $3.5 million against this inter-company debt from free cash flows generated post-IPO.

Flotation on AIM

The IPO was concluded in October 2005 and raised $29.7 million ($26.3 million net of expenses) through the issuance of 13.5 million shares at a placing price of $2.21 per share. At the date of listing the market capitalization of the Company, at the placing price, was approximately $150 million.

Presentation of Accounts

Spacelabs Healthcare presents its financial results for the fiscal year in U.S. dollars in accordance with U.S. Generally Accepted Accounting Procedures (“GAAP”). Our financial statements are audited by Moss Adams LLP

Nikhil Mehta

Chief Financial Officer

Director’s & Senior Management

Non-Executive Directors

Sir John Michael Middlecott Banham (aged 65), Chairman

Appointed to the Board of Directors as a Non-Executive Director and Chairman in October 2005. He currently serves as Non-Executive Chairman of ECI Ventures Group and Cyclacel Limited and Non-Executive Director of AMVESCAP PLC and Merchants Trust PLC. Sir John has over 20 years experience in senior appointments including serving as Director General of the Confederation of British Industry and as Non-Executive Chairman of a number of UK PLC’s including Whitbread PLC, Geest PLC and Kingfisher PLC.

George MacDonald Kennedy CBE (aged 65), Vice-Chairman

Appointed to the Board of Directors as a Non-Executive Director and Vice-Chairman in October 2005. He currently serves as Chairman of Eschmann Holdings Limited and E2V Technologies PLC, President of the Association of British Healthcare Industries, Deputy Chairman of Vernalis PLC and Non-Executive Director of Isotron PLC and Bespeak PLC. He had a successful career in the healthcare industry with Smiths Group plc (formerly Smiths Industries) from 1973 to 2000, where he was appointed to the board of Smiths Group in 1983 when he became an Executive Director and Chairman of the medical division.

Meyer Luskin (aged 80)

Appointed to the Board as a Non-Executive Director in October 2005. He also currently serves as a Non-Executive Director of OSI Systems, Inc. a position he has held since 1990. Since 1961, Meyer has served as the President, Chief Executive Officer and Chairman of Scope Industries Inc., which is engaged in the business of recycling and processing food waste products into animal feed. He also currently serves as a Non-Executive Director of Stamet, Inc, Chromagen, Inc., Alerion Biomedical, Inc. and Myricom, Inc. Meyer holds a Bachelor of Arts degree from the University of California, Los Angeles, and a MBA from Stanford University.

Steve Cary Good (aged 64)

Appointed to the Board as a Non-Executive Director in October 2005. He also currently serves as a Non-Executive Director of OSI Systems, Inc. a position he has held since September 1987. He is a Certified Public Accountant and senior partner in the accounting firm of Good, Swartz, Brown & Berns, which he founded in 1976. He is currently a Non-Executive Director of Arden Realty Group, Inc., and Big Dogs, Inc. Steve holds a Bachelor of Science degree in Business Administration from the University of California, Los Angeles.

Executive Directors

Deepak Chopra, (aged 55), Chief Executive Officer

Appointed to the Board as an Executive Director in July 2005. He serves as the Chief Executive Officer of Spacelabs Healthcare, Inc. Deepak is also the founder of OSI Systems, Inc. where he currently serves as Chairman and Chief Executive Officer since its inception in May 1987. Previously to that he served as Chairman and Chief Executive Officer of ILC Technology, Inc. Deepak has also held various positions with Intel Corporation, TRW Semiconductors and RCA Semiconductors. He holds a Bachelor of Science degree in Electronics and a Master of Science degree in Semiconductors Electronics from the University of Massachusetts.

Nikhil Atul Mehta (aged 49), Chief Financial Officer

Appointed to the Board as an Executive Director in October 2005. He was appointed Chief Financial Officer in July 2006 after serving as Vice President of Business Development. Prior to joining the Company he served as the Vice President of Business Development for OSI Systems, Inc. since 2002. He has previously served as the Chief Financial Officer of Advanced Tissue Sciences, Inc., a NASDAQ listed bio-technology Company. He has also held senior management appointments with Citibank Global Capital Markets and Xerox Corporation. Nikhil has a Bachelor of Commerce from Bombay University and an MBA from The Wharton School, University of Pennsylvania.

Dave Tilley (aged 56), President Patient Monitoring and Connectivity

Appointed to the Board as an Executive Director in July 2006. David is in charge of the Group’s patient monitoring business and is responsible for developing and implementing manufacturing, supply chain and distribution channel integration across the Group. He has a strong background in finance as well as experience in manufacturing, operations, and supply chain management. David worked previously within Datex-Ohmeda and its predecessor companies for more than two decades.

Senior Management

Joseph Davin (aged 51), President Global Sales and Marketing

Joe directs the Company’s worldwide marketing, sales, service and customer support teams having previously served as President of Spacelabs Medical, North America. Prior to joining Spacelabs Medical he served as the General Manager, Critical and Emergency Care for Datex-Ohmeda, North America. He has over 25 years experience in the medical equipment industry.

Nicholas Ong, (aged 40), President Anesthesia Delivery & Ventilation

Nicholas is in charge of the Group’s anesthesia business. Prior to this appointment, Nicholas was responsible for Spacelabs Medical’s strategic marketing and business development. Nicholas has 16 years experience in the diagnostics and medical equipment industry.

Jim Roop, (aged 51), President Clinical Trials

Jim is in charge of the Company’s Clinical Trials business. He previously served as Vice President and General Manager of US monitoring sales for Spacelabs Medical and, following the acquisition by Instrumentarium Corp., as Vice President of corporate accounts for Instrumentarium and Datex-Ohmeda.

Gary Grenter (aged 55), President Diagnostic Cardiology

Gary is in charge of the Company’s Diagnostic Cardiology business. He joined the Company as part of the July 2006 acquisition of Del Mar Reynolds where he had served as Group President since 2004. Prior to joining Ferraris, Mr. Grenter served as the President and Chief Executive Officer of Kyphon Inc. and Biolectron, Inc.

Roy Hays, (aged 55), Chief Technology Officer

Roy as CTO is responsible for the acquisition and development of technology that supports business outcomes, productivity and growth. Part of his role is to ensure that the technology visions of the entire Group are aligned where appropriate and that all Group companies employ best practices. Roy has more than 25 years experience in the medical products field, including 18 years at Spacelabs Medical, where he served as Vice President of Product Development.

Victor Sze (aged 39), Company Secretary and General Counsel

Victor joined Spacelabs Healthcare in October 2005. He currently serves as the Corporate Secretary and General Counsel of OSI Systems, Inc. a position he has held since 2002. Victor previously served as in-house counsel of Interplay Entertainment Corp. He practiced law with Los Angeles based Wolf, Rifkin & Shapiro after receiving his juris doctorate from Loyola Law School.

Report of Directors

The Directors of Spacelabs Healthcare present their report and audited financial statements for the fiscal year ended June 30, 2006.

Incorporation and Principal Activities

The Company was incorporated on August 2, 2005 under the laws of the State of Delaware, U.S., with charter number 4009030 under the name ‘Spacelabs Healthcare, Inc.’ The liability of the members of the Company is limited.

Spacelabs Healthcare, Inc. (www.spacelabshealthcare.com) is an international developer, manufacturer and distributor of medical equipment and services including patient monitoring solutions, anesthesia delivery and ventilation systems, diagnostic cardiology solutions and supplies and accessories selling to hospitals, clinics and physicians offices. Additionally, the company provides ECG laboratory services to pharmaceutical companies undertaking clinical trials, whereby patient ECG data is recorded, analyzed, tabulated and interpreted.

A review of the Company’s activities and business development including future development of the business is given in the Chairman and CEO’s statement on pages 5 and 6 of this report.

Results for Fiscal 2006

The results for Spacelabs Healthcare, Inc. for the fiscal year ended June 30, 2006 are set out in the audited profit and loss statement is set out on page 33 of this document. The balance sheet for fiscal 2006 is displayed on page 32. The Company’s profit on ordinary activities after taxation amounted to $8.4 million. (2005: $4.6 million) on revenues of $220.6 million (2005: 195.7 million). Shareholders Equity at June 30, 2006 amounted to $49.0 million.

Dividend Policy

The Directors anticipate that they will retain any available funds for the benefit of the Company in the operation of the business. The Board does not currently intend to pay any cash dividends for the foreseeable future.

Review of Business and Future Developments

A review of the Company’s business during the year and potential future developments is contained in the Chairman and CEO Statement on page 5.

Research and Development

The Company is committed to developing innovative, leading edge solutions to help our customers enhance the quality of care provided. Research and Development expenditures in fiscal 2006 amounted to $19.1 million (2005: $15.9 million).

Directors

The members of the Board at June 30, 2006 were:

Non-Executive Directors	Executive Directors
Sir John Michael Banham – Chairman	Deepak Chopra – CEO
George Kennedy – Vice Chairman	Nikhil Mehta – CFO
Meyer Luskin – Non Executive	Ralph Hunter – Former CFO
Steve Good – Non Executive

•	Ralph Hunter resigned as a Director and as an Executive Officer of the Company effective on July 12, 2006.

•	Dave Tilley, President Patient Monitoring and Connectivity, was appointed to the Board of Directors on July 13, 2006.

All Non-Executive Directors are deemed to be independent by the Company.

Share Capital

The average market price of the ordinary shares at the close of business on June 30, 2006 was 134.5p per share. The maximum share price during the fiscal year was 147p and the minimum share price was 131p. Details of the issued Share Capital of the Company are set out in the financial statements.

The Directors are authorized to issue up 250,000,000 shares of common stock with a par value of US$0.001 per share and 10,000 shares of preferred stock at a par value of US$0.001 per share.

On September 16, 2005 the Company issued 1,000 shares of common stock to OSI Systems, Inc.

On October 24, 2005 the Company entered into a stock transfer agreement with OSI Systems, Inc. and UDT Sensors. Pursuant to this agreement the Company issued 51,039,865 shares of common stock in exchange for OSI Systems’ capital contribution to the Company of the entire equity share capital of the following companies:

	Number of Shares	Type of Stock
Blease Medical Holdings Limited	417,529	Ordinary Shares
Blease Medical Holdings Limited	45,000	A Preferred Shares
Blease Medical Holdings Limited	79,412	B Preferred Shares
Dolphin Medical Inc	19,902,750	Common Stock
Dolphin Merger Corp.	100	Common Stock
Osteometer Meditech, Inc.	10	Common Stock
Spacelabs Healthcare Solutions Pvt Ltd.	9,500	Equity Stock
Spacelabs Medical, Inc.	90,000,000	Common Stock
Spacelabs Medical (Canada), Inc.	3,953,532	Common Stock
Spacelabs Medical Finland Oy	80	Ordinary Shares
Spacelabs Medical Germany GmbH	N/A	Shares
Spacelabs Medical SAS	2,050,000	Ordinary Shares
Spacelabs Medical UK Ltd.	14,001	Ordinary Shares
Spacelabs (Singapore) Pte. Ltd.	100,000	Common Shares

The above share issue was authorized by the Directors pursuant to a resolution of a committee of the Board of Directors of the Company dated October 21, 2005.

Pursuant to the terms of the Stock Transfer Agreement the Company issued 3,350,070 shares of common stock to UDT Sensors, Inc. in exchange for UDT Sensors, Inc. capital contribution to the Company of 65,906,250 shares of common stock in Dolphin Medical, Inc. This issue of shares was authorized by the Directors pursuant to a resolution of a committee of the Board of Directors of the Company dated October 21, 2005.

On October 25, 2005 the Company placed 13,461,756 shares of common stock pursuant to listing and admission of its common stock on the London AIM Market. The common stock was placed at $2.21 (125 pence) per share resulting in the Company raising approximately US$26.3 million (net of expenses) based upon a market capitalization of approximately US$149.7 million. Admission to the AIM Market and commencement of trading begun on October 31, 2005 under the ticker symbol “SLAB”.

The Company has not issued any of its preferred stock as of the date of this document.

Substantial Share Interests

The share interests of the directors who held office at June 30, 2006 are shown in the Directors’ Remuneration Report on pages 26. At September 1, 2006, the Company had been advised of the following other interests of 3% or more.

	Number of Shares	% of issued share capital
OSI Systems, Inc.	51,040,865	75.2
OSI Optoelectronics	3,350,070	4.9
TRW Investment Management	2,039,666	3.0

Total	56,430,601	83.1

Management host regular meetings with major investors to discuss financial results and provide a trading update.

Important Events Subsequent to the Financial Year End

Subsequent to the conclusion of the fiscal year the Company acquired Del Mar Reynolds, the cardiology division of Ferraris Group PLC. The acquisition expands Spacelabs Healthcare’s product offering in the hospital market and increases its presence in the UK and European markets. Included within the acquisition was Hertford Cardiology, a UK-based collector and interpreter of cardiac safety data from clinical trials. The Hertford Cardiology business complements the Company’s own clinical trials business-Spacelabs Medical Data-and when combining the two businesses will provide the Company with a strong geographic presence in the two largest markets for clinical trials.

Directors Interest

The interests of the Directors (including their family interests) all of which are beneficial, in the share capital, share options and the Equity Participation Plans of the Company appear in the Directors Remuneration report on pages 24 to 28.

Payment to Suppliers

It is the Company’s policy to abide by the payment terms agreed upon with suppliers whenever it is satisfied that the supplier has provided goods and services in accordance with the agreed upon terms and conditions. Creditors days during the year were 69 days (FY 2005: 53 days).

Charitable Donations

During the fiscal year ended June 30, 2006 the Company contributed US$0.6 million for charitable purposes.

Employment Policies

Full details concerning the Company’s Employment Policies are included in the Corporate and Social Responsibility Report on page 29 of this report.

Environmental Policy

Full details concerning the Company’s Environmental Policies and Procedures are included in the Corporate and Social Responsibility Report on page 29 of this report.

Product Liability Risks

The development, manufacturing and sale of medical devices expose us to significant risk of product liability claims and, sometimes, product failure claims. The Company faces an inherent business risk of financial exposure to product liability claims if the use of our medical devices results in personal injury or death. Substantial product liability litigation currently exists within the medical device industry. Some of our medical monitoring and anesthesia systems businesses have, in the past, been subject to product liability claims and/or issued product recalls. To date, no such claim or recall has had a significant impact on our operations. Future product liability claims may exceed the limits of our insurance coverage or such insurance may not continue to be available to us on commercially reasonable terms, or at all. Consequently, a product liability claim or other claim with respect to uninsured liabilities, or in excess of insured liabilities, could have a material adverse effect on our business, financial condition, operating results and cash flows.

Market Risk

We are exposed to certain market risks, which are inherent in our financial instruments and arise from transactions entered into in the normal course of business. We may enter into derivative financial instrument transactions in order to manage or reduce market risk in connection with specific foreign-currency-denominated transactions. We do not enter into derivative financial instrument transactions for speculative purposes.

We are subject to interest rate risk on our short-term borrowings under our bank lines of credit. Borrowings under these lines of credit do not give rise to significant interest rate risk because these borrowings have short maturities and are borrowed at variable interest rates. Historically, we have not experienced material gains or losses due to interest rate changes.

Foreign Currency

The accounts of the Company’s operations in Canada, China and the United Kingdom are maintained in Canadian dollars, Chinese Yuan and British pounds, respectively. The accounts of the Company’s operations in Finland, France, Germany, Greece and Italy are maintained in Euros. Assets and liabilities are translated into U.S. dollars at rates in effect at the balance sheet date. Revenues and expenses are translated at weighted average rates during the reporting period. Gains and losses resulting from foreign currency transactions are included in income, while those resulting from translation of financial statements are excluded from income and accumulated as a component of accumulated other comprehensive loss. Transaction losses of approximately $0.3 million were included in operating expenses on the consolidated income statement for the year ended June 30, 2006. Transaction losses of approximately $0.4 million were included in operating expenses on the combined income statement for the year ended June 30, 2005.

As of June 30, 2006, the Company had a $25.4 million foreign currency forward contract outstanding to buy British pounds in anticipation of the closing of an acquisition – see Note 15. The Company recorded a $0.5 million unrealized gain during the year ended June 30, 2006 related to this contract. In July 2006, the pending acquisition closed and the foreign currency forward contract settled, resulting in a net realized gain of $0.4 million.

Use of Derivatives

Our use of derivatives consists primarily of foreign exchange contracts and interest rate swaps. We purchase forward contracts to hedge foreign exchange exposure related to commitments to acquire inventory for sale. We do not use the contracts for trading purposes. As of June 30, 2006, there were no foreign exchange contracts or interest rate swaps outstanding.

Corporate Governance

A review of the Company’s Corporate Governance policies and procedures is detailed in the Corporate Governance Report on page 21 of this report.

Auditors

The Company’s auditors are Moss Adams LLP and a resolution to re-appoint them for fiscal 2007 is to be proposed at the Annual General Meeting. All services provided by the Company’s auditors are audit or audit related.

Annual General Meeting

The Annual General Meeting of the Company will take place at at the offices of Kirkpatrick & Lockhart Nicholson Graham LLP located at 110 Cannon Street, London EC4N 6AR, United Kingdom on Thursday, November 2, 2006 at 11:30 a.m.

A copy of the Notice of Annual Meeting is included on page 59.

Directors Statement as to Disclosure of Information to Auditors

The Directors who were members of the Board at the time of approving the Directors Report are listed on page 17. Each of the Directors confirms that:

•	To the best of each Director’s knowledge and belief, there is no information relevant to the preparation of their report of which the Company’s auditors are unaware; and

•	Each Director has taken all the steps a Director might reasonably be expected to have taken to be aware of relevant audit information and to establish that the Company’s auditors are aware of that information.

Directors Indemnities

During the fiscal year the Directors have enjoyed the benefit of indemnity insurance. In accordance with the Company’s Articles of Association, Directors are granted an indemnity from the Company in respect of liabilities incurred as a result of their office. The indemnity extends to legal costs incurred in proceedings in which judgment is given in their favor.

Directors Responsibilities

The Directors are responsible for preparing the Annual Report and Company financial statements in accordance with applicable law and regulations.

Company law requires the Directors to prepare Company financial statements for each financial year. Under the AIM rules and regulations Directors are required to provide audited annual financial statements. The Directors have elected to provide such audited statements in accordance with U.S. GAAP as permissible by the London AIM Market.

The Company’s financial statements are required by law to give a true and fair view of the state of affairs of the Company. In preparing the Company financial statements, the Directors are required to:

•	Select suitable accounting policies and then apply them consistently;

•	Make judgments and estimates that are reasonable and prudent;

•	State whether the statements have been prepared in accordance with U.S. GAAP.

U.S. GAAP Reporting Standards

Our discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”). Our preparation of these consolidated financial statements requires us to make judgments and estimates that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from such estimates under different assumptions or conditions.

Going Concern

After making enquiries, the Directors have a reasonable expectation that the Company has the adequate resources to continue operations for the foreseeable future. For this reason the financial statements continue to be prepared on a going concern basis.

The report of the Directors was approved by the Board on October 4, 2006.

Victor Sze

General Counsel and Corporate Secretary

Registered Office:

12525 Chadron Ave

Hawthorne CA 90250

USA

Corporate Governance Report

Although not required to do so by the AIM Rules, the Directors have decided to provide corporate governance disclosures comparable with those required of a listed company.”

The Board of Directors

The Directors prime responsibility is to determine the broad strategy and direction of the Company. Additionally the Director’s are responsible for all decisions that would have a material impact on the Company and any transactions that are outside of the ordinary course of business. The powers of the Company shall be exercised, its business conducted and its property controlled by or under the direction of its Directors.

The number of Directors which shall constitute the whole Board of Directors shall be seven (7). Commencing at the first annual meeting of shareholders and at each annual meeting thereafter, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election. All Directors shall hold office until the expiration of their respective terms of office and until their successor shall have been elected and qualified. As provided in the Certificate of Incorporation, at all elections of Directors, each shareholder having the right to vote shall be entitled to as many votes as the number of shares so held by such shareholder of record multiplied by the number of Directors to be elected, and such shareholder may cast all of such votes for a single Director, or may distribute them among any two or more of the Directors to be voted for, as such shareholder may see fit.

The board currently comprises four non-executive and three executive directors:

Non-Executive Directors	Executive Directors
Sir John Banham – Chairman	Mr. Deepak Chopra – Chief Executive Officer
Mr. George Kennedy – Vice Chairman	Mr. Nikhil Mehta – Chief Financial Officer
Mr. Meyer Luskin	Mr. Dave Tilley – President Patient Monitoring & Connectivity
Mr. Steve Good

Details pertaining to the service contracts of the Directors are detailed in the Directors Remuneration Report on pages 24 to 28.

Board Meetings

The Board of Directors meets regularly, no less than once per quarter and has a defined schedule of matters reserved for its decision.

Board Committees

The Board has established an Audit Committee and a Governance and Remuneration Committee.

Audit Committee

The Combined Code recommends that the Audit Committee be composed of at least three directors all non-executive. The Company’s composition of the Audit Committee fulfills the requirements of the Combined Code. Members of the Audit Committee are Sir John Banham, George Kennedy and Steve Good. The Committees Chairman is Sir John Banham.

The Audit Committee will normally meet three times a year and has responsibility, amongst other things, planning and reviewing the Company’s annual report and accounts and interim statements and involve, where appropriate, the Company’s auditors. The Committee will focus particularly on compliance with legal requirements and accounting standards. It is also responsible for ensuring that an effective system of internal controls is maintained. The ultimate responsibility for reviewing and approving the annual accounts and interim statements remains with the Directors.

On March 30, 2006 the Company announced that the Audit Committee of OSI Systems, Inc., its majority shareholder, had accepted the resignation of Deloitte & Touche LLP as its independent registered public accountant, effective March 23, 2006. The Audit Committee and Board of Directors of Spacelabs Healthcare supported this decision and worked closely with OSI Systems during the appointment of Moss Adams LLP on April 21, 2006 as the new independent auditors.

The resignation of Deloitte & Touche LLP did not have a material effect on the operations of Spacelabs Healthcare.

Governance and Remuneration Committee

The Combined Code recommends that the Governance and Remuneration Committee be composed of at least three directors all non-executive. The Company’s composition of the Governance and Remuneration Committee fulfills the requirements of the Combined Code. Members of the Governance and Remuneration Committee are Sir John Banham, George Kennedy and Steve Good. The Committee’s Chairman is George Kennedy.

The Governance and Remuneration Committee will normally meet three times a year, has responsibility for making recommendations the Board on the compensation of senior executives and determining, within agreed terms of reference, the specific remuneration packages for each of the Executive Directors. It also operates the Stock Option Schemes and sets performance conditions which must be satisfied before options can be exercised. It will also have responsibility for reviewing the size and composition of the Board and appointment of replacement and/or additional directors and making appropriate recommendations to the Board.

On July 13, 2006 the Company appointed Mr. Dave Tilley, age 55, current President Monitoring & Connectivity to the Board of Directors of Spacelabs Healthcare. On the same date the Company also announced that current Director and Vice President of Business Development, Mr. Nikhil Mehta, age 49, had been appointed as Spacelab Healthcare’s new Chief Financial Officer effective July 13, 2006. Mr. Mehta replaced Mr. Ralph Hunter, who resigned, effective July 12, 2006.

Full details of the Company’s policies on remuneration, service contracts and compensation payments are included in the Directors’ Remuneration Report, on pages 24 to 28.

Attendance at Meetings

The following table summarizes the attendance of Board Members at Board and Committee meetings during the fiscal year:

	Main Board		Audit Committee	Governance & Remuneration Committee
Number of meetings held:	7		4	4
Number of meetings attended:
Sir John Michael Banham	4	*	4	4
Mr. George Kennedy	4	*	4	4
Mr. Deepak Chopra	7
Mr. Steve Good	4	*	4	4
Mr. Meyer Luskin	4	*	4	4
Mr. Nikhil Mehta	7
Mr. Ralph Hunter	4	*
Mr. Dave Tilley	—	**

*	- Appointed October 24, 2005 – attended every Board Meeting subsequent to appointment.

**	- Appointed to Board of Directors on July 13, 2006, subsequent to the end of the fiscal year.

Re-Election

All Directors are submitted for re-election at regular intervals, subject to continued satisfactory performance. The Board keeps under review the need for refreshing the Board and takes appropriate action. All Directors are subject to election by shareholders at the first annual general meeting after their appointment, and to re-election annually.

Financial Reporting

The Board is responsible for presenting a balanced and understandable assessment of the Company’s position and prospects, extending to Quarterly, Interim and Full year reports and other price-sensitive public reports as well as reports to regulators and information required by statutory requirements.

Internal Control

The Directors are responsible for establishing and maintaining adequate internal controls over financial reporting. Our internal controls over financial reporting include the policies and procedures that pertain to:

(a) the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of our assets;

(b) the recording of transactions as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles;

(c) the making of receipts and expenditures only in accordance with authorizations of our management and directors; and

(d) the prevention or timely detection of unauthorized acquisition, use or disposition of assets that could have a material effect on the financial statements.

The Directors recognize that because of inherent limitations, internal controls over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. Accordingly, internal controls over financial reporting cannot provide absolute assurance of achieving financial reporting objectives.

Changes in Internal Control over Financial Reporting

No significant changes in our internal controls over financial reporting occurred during the fiscal year covered by this report that have materially affected, or are reasonably likely to materially affect, our internal controls over financial reporting.

During the year, the Company has successfully supplemented training regarding revenue recognition policies and revenue cut-off control procedures at the Canadian subsidiary including reinforcing the use of a checklist control document designed to address period end cut-off procedures including revenue recognition cut-ff procedures.

Risk Management

The Directors are aware that risks arise from a variety of internal and external sources. Therefore management regularly conduct risk assessment reviews covering risks in the Company’s strategy, contracts with customers, potential acquisitions and competitors. Results of these reviews are communicated to the Directors regularly.

The Directors have overall responsibility for the Company’s systems of internal control and to ensure their effectiveness. The Directors have reviewed the key risks inherent with the Company and believe that through effective operating, financial and compliance controls have implemented the appropriate measures to mitigate such risks. However, any system of internal control can only provide reasonable and not absolute assurance against material misstatement or loss.

The Company’s organization structure is clearly defined, with clear lines of responsibility, accountability and delegated authority operating within a clear framework of central management working towards clearly stated corporate aims and objectives. Directors and senior management regularly review the operating performance for each business within the Company to monitor progress and performance against predetermined business plans and annual budgets.

Relations with Shareholders

The Directors understand the great importance placed on maintaining good communications with both institutional and private shareholders along with the financial analysts. The executive management met regularly with the Company’s shareholders and report their views and opinions back to the Directors on a regular basis.

The Annual General Meeting is an opportunity for our shareholders to communicate any concerns or comments that they may have concerning the Company. If any of our shareholders are interested in communicating directly with the Board of Directors, or specified individual directors, outside of the Annual General Meeting, may do so at anytime by writing the Secretary of the Company at the following address: c/o Secretary, Spacelabs Healthcare, Inc., 12525 Chadron Avenue, Hawthorne, CA 90250.

The Secretary will review all such correspondence and will regularly forward to the Board of Directors copies of all such correspondence that, in the opinion of the Secretary, deals with the functions of the Board of Directors or committees thereof or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received that is addressed to members of the Board of Directors and request copies of such correspondence. Concerns relating to accounting, internal controls or auditing matters will immediately be brought to the attention of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Directors Remuneration Report

Group Performance

Total shareholder return on a holding of shares in the Company since the October 25, 2006, the date of listing on the London AIM Market is shown below against a comparator index, the FTSE Small Cap index.

The average market price of the ordinary shares at close of business on June 30, 2006 was 134.5p. The maximum share price from the date of listing through the end of the financial year was 147p and the minimum share price was 131p. Details of the issued capital is set out on page 18 of this report.

Governance & Remuneration Committee Membership and Attendance

The charter of the Governance and Remuneration Committee is outlined in the Corporate Governance Report on pages 21 to 23 of this report.

The Committee is comprised of the following Members, Sir John Banham, George Kennedy and Steve Good. The Committees Chairman is George Kennedy. All of the aforementioned Directors served on the Governance & Remuneration Committee throughout the year.

The Committee is responsible for determining compensation for the Company’s executive officers, reviewing and approving executive compensation policies and practices, and providing advice and input to the Board of Directors in the administration of the Company’s stock option plans. The Governance & Remuneration Committee engages and consults with independent compensation consultants in the performance of its duties.

Philosophy on Compensation

The Governance & Remuneration Committee endeavors to ensure that the compensation programs for the Directors and executive officers of the Company and its subsidiaries are effective in attracting and retaining key executives responsible for the success of the Company and are administered with the long-term interests of the Company and its shareholders in mind. The Governance & Remuneration Committee seeks to align total compensation for executive officers and senior management with corporate performance by linking directly executive compensation to individual and team contributions, continuous improvements in corporate performance and shareholder value.

The Governance & Remuneration Committee takes into account various qualitative and quantitative indicators of corporate and individual performance in determining the level and composition of compensation for the executive officers. The primary quantitative factors reviewed by the Committee include such financial measures as net income, cash flow and earnings-per-share, and market capitalization of the Company and may vary its quantitative measurements from employee to employee and from year to year. The Committee also appreciates the importance of achievements that may be difficult to quantify, and accordingly recognizes qualitative factors, such as superior individual performance, new responsibilities or positions within the Company, leadership ability and overall contributions to the Company.

In order to attract and retain highly qualified executives in the areas in which the Company does business and in recognition of the overall competitiveness of the market for highly qualified executive talent, the Committee also evaluates the total compensation of the executive officers in light of information regarding the compensation practices and corporate financial performance of other companies in its industry.

In implementing its compensation program for executive officers, the Committee seeks to achieve a balance between compensation and the Company’s annual and long-term budgets and business objectives, encourage executive performance in furtherance of stated Company goals, provide variable compensation based on the performance of the Company, create a stake in the executive officer’s efforts by encouraging stock ownership in the Company, and align executive remuneration with the interests of the Company’s shareholders.

Director Compensation

Each Non-Executive Director has entered into a Service Contract with the Company for their term of appointment. The Service Contract outlines the annual salary, meeting fees and options that are issued to each Non-Executive Director. Full details are outlined below. All options issued vest over a three year period, 25% on the first anniversary of the grant date, 25% on the second anniversary, and the balance on the third anniversary, conditioned upon continued service as a director of the Company. The directors also are reimbursed for expenses incurred in connection with the performance of their services as directors.

Director’s compensation for fiscal 2006 was as follows:

$US	Basic Salary/Fees	Bonus		Total
	2006	2006		2006
Sir J. M. Banham (Chairman)	46,648	—		46,648
Mr. G. Kennedy (Vice-Chairman)	39,984	—		39,984
Mr. M. Luskin	22,500	—		22,500
Mr. S. Good	22,500	—		22,500
Mr. D. Chopra (Chief Executive Officer)	256,696	—		256,696
Mr. N. Mehta (Chief Financial Officer)	196,169	80,000		276,169
Mr. R. Hunter*	194,418	133,016	**	327,434

*	Mr. Ralph Hunter resigned from the Board of Directors effective July 12, 2006

**	This includes retention bonus of $103,016, established by Instrumentarium prior to the acquisition of Spacelabs Medical by OSI Systems

The interests of the Directors in the Company’s share capital at June 30, 2006 were as follows:

	Date of Grant		At June 30 2005	Option Plan	Granted During the Year	Exercised During the Year	At June 30, 2006	Exercise Price Per Share	Remaining Life in Years	Expiration Date
Sir J. M. Banham
	10/31/05		—	2005	50,000	—	50,000	$1.67	4.34	10/31/10
Total							50,000
Mr. G. Kennedy
	10/31/05		—	2005	50,000	—	50,000	$1.67	4.34	10/31/10
Total							50,000
Mr. D. Chopra
	3/6/06	*	—	2005	274,900	—	274,900	$1.12	3.32	10/25/09
	3/6/06	*	—	2005	274,900	—	274,900	$2.00	4.03	7/11/10
Total							549,800
Mr. M. Luskin
	3/6/06	*	—	2005	54,980	—	54,980	$1.12	3.32	10/25/09
	3/6/06	*	—	2005	27,490	—	27,490	$2.00	4.03	7/11/10
	3/6/06	*	—	2005	45,000	—	45,000	$2.54	4.46	12/16/10
Total							127,470
Mr. S. Good
	3/6/06	*	—	2005	54,980	—	54,980	$1.12	3.32	10/25/09
	3/6/06	*	—	2005	27,490	—	27,490	$2.00	4.03	7/11/10
	3/6/06	*	—	2005	45,000	—	45,000	$2.54	4.46	12/16/10
Total							127,470
Mr. N. Mehta
	3/6/06	*	—	2005	68,725	—	68,725	$1.05	2.75	3/31/09
	3/6/06	*	—	2005	54,980	—	54,980	$1.72	3.76	4/3/10
Total							123,705
Mr. R. Hunter
	3/6/06	*	—	2005	98,964	—	98,964	$1.05	2.75	3/31/09
	3/6/06	*	—	2005	3,665	—	3,665	$1.05	2.75	3/31/09
	3/6/06	*	—	2005	65,976	—	65,976	$1.30	3.44	12/7/09
	3/6/06	*	—	2005	41,235	—	41,235	$1.72	3.76	4/3/10
Total							209,840

*	Options converted on 3/6/06 from the 2004 Spacelabs Medical Option Plan into the 2005 Equity Participation Plan.

•	Mr. R. Hunter resigned effective July 12, 2006, upon resignation 78,118 options had vested; the remaining 134,840 options were forfeited.

•	All options granted vest over a three year period (25% in year one, 25% in year two and the remainder in year three).

Service Contracts

	Date of Contract	Expiration Date	Notice Period
Sir J. M. Banham (Chairman)	10/24/05	10/31/06	12 months
Mr. G. Kennedy (Vice-Chairman)	10/24/05	10/31/06	12 months
Mr. M. Luskin	10/24/06	10/31/06	12 months
Mr. S. Good	10/24/06	10/31/06	12 months

Executive Directors
Mr. D. Chopra	10/24/05	10/24/08	12 months
Mr. N. Mehta	7/25/06	7/25/07	12 months

Non-Executive Directors

Sir John Michael Banham was appointed pursuant to a letter of appointment with the Company dated October 24, 2005 for an initial term of 1 year thereafter terminable on 12 months’ rolling notice. Fees currently payable are £35,000 per annum and a further £15,000 per annum after the first year payable in options over the shares of common stock. Pursuant to his letter of appointment Sir John Michael Banham has been granted options over 50,000 shares of common stock.

George MacDonald Kennedy was appointed pursuant to a letter of appointment with the Company dated October 24, 2005 for an initial term of 1 year thereafter terminable on 12 months’ rolling notice. Fees currently payable are £30,000 per annum and a further £15,000 per annum after the first year payable in options over the shares of common stock. Pursuant to his letter of appointment Sir John Michael Banham has been granted options over 50,000 shares of common stock.

Meyer Luskin was appointed pursuant to a letter of appointment with the Company dated October 24, 2005 for an initial term of 1 year thereafter terminable on 12 months rolling notice. Fees currently payable are US$20,000 per annum. Meyer Luskin has been granted options over 50,000 shares of common stock in Spacelabs Medical pursuant to the 2004 Spacelabs Medical stock option plan which are intended to be converted into options over shares of common stock in the Company.

Steve Good was appointed pursuant to a letter of appointment with the Company dated October 24, 2005 for an initial term of 1 year thereafter terminable on 12 months rolling notice. Fees currently payable are US$20,000 per annum. Meyer Luskin has been granted options over 50,000 shares of common stock in Spacelabs Medical pursuant to the 2004 Spacelabs Medical stock option plan which are intended to be converted into options over shares of common stock in the Company.

Executive Directors

Deepak Chopra is engaged pursuant to a letter of appointment with OSI Systems, Inc. dated July 18, 2005 (as amended by a side letter between Mr. Chopra, OSI and the Company on October 24, 2005) as the Chief Executive Officer and President of OSI and Chief Executive Officer of the Company. The term of the agreement is for the later of either the fifth anniversary of execution or upon the close of business 3 years following the date at which either party notifies the other in writing that the notifying party elects to end the term of employment. Pursuant to the side letter, OSI allocates certain of Deepak Chopra’s time to the Company. The Company will pay Deepak Chopra a minimum of US$237,500 and a maximum of US$427,500 per annum. In addition to a bonus payable at the discretion of the Board. Shares of common stock may be awarded at the discretion of the Board pursuant to the Company’s 2005 Equity Participation Plan. Deepak Chopra’s appointment with the Company is terminable on 1 years notice from either party.

Nikhil Atul Mehta is engaged pursuant to a letter of appointment with the Company dated 7/25/06 as Vice President and Chief Financial Officer. Nikhil Mehta is paid US$250,000 per annum in addition to a bonus payable at the discretion of the Board. Shares of common stock may be awarded at the discretion of the Board pursuant to the Company’s 2005 Equity Participation Plan. The agreement is for a term of 1 years continuing thereafter until terminated by either party on 1 years notice.

2005 Equity Participation Plan of the Company

The Directors adopted the 2005 Equity Participation Plan of the Company (the ‘Plan’) pursuant to a unanimous written consent of the Board, dated September 16, 2005, The Plan is effective as of that date and is administered by the Governance and Remuneration Committee appointed by the Directors (the ‘Administrators’).

Every person who, at the date of grant of a stock option under the Plan and/or the issuance of restricted Company common stock under the Plan, is an employee of the Company or of any Affiliate of the Company is eligible to receive nonqualified options, incentive stock options and/or Restricted Stock under the Plan. Every person who, at the date of the grant, is a consultant to, or non-employee Director of, the Company or any Affiliate of the Company is eligible to receive nonqualified options and/or Restricted Stock under the Plan.

The total number of shares of Company common stock which may be granted as Restricted Stock and/or issued upon the exercise of Options granted pursuant to the Plan shall not exceed 12.5% of the issued shares of common stock. Shareholder approval will be required to increase this cap. No eligible person shall be granted Options during any twelve-month period covering more than 1,000,000 shares.

If the stock of the Company is changed by reason of a stock split, reverse stock split, stock dividend, or recapitalization, combination or recapitalization, appropriate adjustments shall be made by the Administrator in (a) the number and class of shares of stock subject to this Plan and each Option outstanding under this Plan, and (b) the exercise price of each outstanding Option; provided, however, that the Company is not required to issue fractional shares as a result of any such adjustments. Each such adjustment is subject to approval by the Administrator in its sole discretion.

In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each option holder at least thirty (30) days prior to such proposed action. To the extent not previously exercised, all Options will terminate immediately prior to the consummation of such proposed action; provided, however, that the Administrator, in the exercise of its sole discretion, may permit exercise of any Options prior to their termination, even if such Options were not otherwise exercisable. In the event of a merger or consolidation of the Company with or into another corporation or entity in which the Company does not survive, or in the event of a sale of all or substantially all of the assets of the Company in which the stockholders of the Company receive securities of the acquiring entity or an affiliate thereof, all Options shall be assumed or equivalent options shall be substituted by the successor corporation (or other entity) or a parent or subsidiary of such successor corporation (or other entity); provided, however, that if such successor does not agree to assume the Options or to substitute equivalent options thereof, the Administrator, in the exercise of sole discretion, may permit the exercise of any of the Options prior to consummation of such event, even if such Options were not otherwise exercisable.

Except with the express written approval of the Administrator which approval the Administrator is authorized to give only with respect to nonqualified options, no Option granted under this Plan shall be assignable or otherwise transferable by the optionee except by will or by the laws of decent and distribution. During the life of the optionee, an Option shall be exercisable only by the optionee.

The plan does not limit the power of the Company to adopt such other incentive or equity participation arrangements as it may deem desirable, including, without limitation, the granting of stock options or the issuance of common stock other than under the Plan.

The Administrator may grant Restricted Stock to such employees, consultants and non-employee Directors, in such amounts, and subject to such terms and conditions as the Administrator may determine in its sole discretion, including such restrictions on transferability and other restrictions as the Administrator may impose, which restriction may lapse separately or in combination at such times, under such circumstances, in such instalments, or otherwise, as the Administrator shall determine. The Administrator shall, in its sole discretion, determine the purchase price, if any, and form of payment for Restricted Stock.

2004 Spacelabs Medical Stock Option Plan

There are 9,735,418 options over shares of common stock in Spacelabs Medical held by various employees or directors of the Company (‘Medical Options’). All of these entire options vest over a three year period (25% in year one, 25% in year two and the remainder in year three) and are exercisable up until the fifth anniversary date of the grant of options. The exercise price for these options ranges from US$0.58 to US$1.10 per share.

These options have been converted into option over the shares of common stock in the Company as outlined in the 2005 Equity Participation Plan of the Company. Under the terms of conversion each Medical Option was multiplied by a replacement ratio of 0.5498 to arrive at the equivalent number of Spacelabs Healthcare options. The replacement ratio was derived at through a three step process, (a) divide the Spacelabs Medical valuation by the valuation for Spacelabs Healthcare, (b) divide the number of shares issued in Spacelabs Medical by the number of shares issued in Spacelabs Healthcare, (C) multiplying the result in (a) by (b) it equals 0.5498.

The issued 9,735,418 options over shares of common stock in Spacelabs Medical were converted into 5,330,141 options issued over shares of common stock in the Company under the 2005 Equity Participation Plan.

At June 30, 2006 there are no options outstanding under the 2004 Spacelabs Medical Stock Option Plan. All options have been converted to the 2005 Equity Participation Plan.

Corporate Social Responsibility Review

Environmental Policy

Spacelabs Healthcare, Inc. believes that everyone benefits from a safe and healthful work environment. We are committed to promoting, creating, and maintaining a safe and healthy workplace, and to complying with all applicable laws and regulations governing workplace safety.

Maintaining a safe and healthful work environment is not just an idea – it is a top priority. Safety and health are considered of primary importance in every aspect of our operations and administration, and everyone, from top management to supervisors to each and every employee share in this responsibility.

Likewise, the Company believes that protection of the environment is of great importance in all aspects of our organization and operations. It is our policy to provide and maintain the most effective environmental control procedures, to follow all applicable legal requirements, and to require that all of our businesses conduct operations in a manner that minimizes impacts on the environment.

Ethics Policy

The Company has adopted a Code of Ethics and Conduct in all businesses throughout the world. All employees must comply with the letter and spirit of the policy along with all applicable local, state, federal and foreign laws for the jurisdiction within which they are operating. Our employees are responsible for understanding the applicable laws and regulations that relate to their particular job areas. The Code of Ethics contains detailed provisions covering:

•	Securities laws and insider trading

•	Antitrust laws

•	Laws governing international activities

•	Employment laws

•	Occupational health and safety and environmental laws

•	Conflicts of interest

•	Protecting confidential information

•	We do not make or accept improper gifts or payments

•	Use of company assets or funds for political contributions

•	Respecting the Company and other employees

•	Ethical obligations regarding financial reporting

•	Implementation of reporting obligations

These policies and procedures are regularly reviewed and updated by the Directors.

Charitable Activities

The Company encourages our businesses to participate and support their local communities donating time and money to local charities, schools, hospitals and junior sporting teams wherever possible. In addition to participating in local charitable events the Company supports various international charities through our corporate donations policy through the donation of equipment and supplies. The Company was also heavily supportive and continues to be provide support where possible to the Hurricane Katrina Relief Effort through the donation of funds, time and equipment helping support the rebuilding of the communities in the Gulf States.

Health & Safety Policies

The health and safety of our Employees and others on Company property is of critical concern to the Directors. The Company strives to attain the highest possible level of safety in all activities and operations undertaken. The Company also intends to comply with all health and safety laws applicable to our business.

To this end, the Company must rely upon our Employees to ensure that work areas are kept safe and free of hazardous conditions. Our employees are conscientious about workplace safety, including proper operating methods and known dangerous conditions or hazards. Managers ensure that any unsafe condition or concealed danger is immediately addressed and reported to the Environmental Health & Safety Manager.

Periodically, the Company may issue rules and updated guidelines governing workplace safety and health. The Company may also issue rules and guidelines regarding the handling and disposal of hazardous substances and waste. All Employees are required to familiarize themselves with these rules and guidelines as strict compliance is expected. Failure to comply strictly with rules and guidelines regarding health and safety or negligent work performance that endangers health and safety is not tolerated by the Directors.

Employment Policies

Spacelabs Healthcare is an equal employment opportunity employer and strives to comply with all applicable laws prohibiting discrimination based on race, color, creed, sex, age, national origin or ancestry, physical or mental disability, veteran status, marital status, medical condition, sexual orientation, as well as any other category protected by federal, state, or local laws. All such discrimination is unlawful and all persons involved in the operations of the Company are prohibited from engaging in this type of conduct. In addition, the Company has adopted an affirmative action plan.

INDEPENDENT AUDITOR’S REPORT

To the Shareholders and Board of Directors

Spacelabs Healthcare, Inc.

We have audited the accompanying consolidated balance sheet of Spacelabs Healthcare, Inc. (the “Company”) as of June 30, 2006 and the related consolidated statements of income, shareholders’ equity/parent’s investment and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The combined financial statements of Spacelabs Healthcare, Inc., as of June 30, 2005, were audited by other auditors whose report dated October 24, 2005, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Spacelabs Healthcare, Inc., as of June 30, 2006, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Seattle, Washington October 2, 2006

A member of

Moores Rowland International

an association if independent

accounting firms throughout

the world

SPACELABS HEALTHCARE, INC.

CONSOLIDATED/COMBINED BALANCE SHEETS

(in thousands of dollars)

	June 30,
	2006	2005
	consolidated	combined
ASSETS
Current Assets:
Cash and cash equivalents	$8,809	$7,875
Marketable securities, available for sale	100	816
Accounts receivable, net of allowance for doubtful accounts of $1,412 and $1,168 at June 30, 2006 and 2005, respectively	64,505	44,110
Other receivables, net	2,140	947
Inventories, net	33,043	38,205
Prepaid expenses and other current assets	2,238	1,743
Deferred income taxes	4,925	4,586

Total Current Assets	115,760	98,282

Property, plant and equipment, net	10,280	7,068
Goodwill	5,990	5,853
Intangible assets, net	17,556	19,052
Other assets	1,518	1,006

Total Assets	$151,104	$131,261

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$17,875	$18,710
Payables to related parties, net	13,360	9,147
Accrued payroll and related expenses	6,363	7,142
Deferred revenue	3,482	3,532
Accrued warranties	3,397	3,706
Income taxes payable	9,706	4,051
Other accrued expenses and current liabilities	9,118	6,954

Total Current Liabilities	63,301	53,242

Loan From Parent	31,810	57,310
Deferred rent	5,379	5,468
Accrued pension	713	604
Deferred income taxes	296	2,057
Other long-term liabilities	626	510

Total Liabilities	102,125	119,191

Commitments and contingencies (Note 6 and 9)
Shareholders’ equity:
Preferred stock, $0.001 par value - 10,000 shares authorized, none issued	—	—
Common stock, $0.001 par value - 250,000,000 shares authorized, 67,856,234 shares issued and outstanding at June 30, 2006	68	—
Additional paid-in capital	41,306	—
Combined Parent’s investment	—	13,544
Retained earnings (deficit)	7,609	(768)
Accumulated other comprehensive loss	(4)	(706)

Total Shareholders’ equity	48,979	12,070

Total Liabilities and Shareholders’ Equity	$151,104	$131,261

SPACELABS HEALTHCARE, INC.

CONSOLIDATED/COMBINED INCOME STATEMENTS

(in thousands, except per share amounts)

	Year ended June 30,
	2006	2005
	consolidated	combined
Revenues	$220,627	$195,731
Cost of goods sold	114,739	106,078

Gross profit	105,888	89,653

Operating expenses:
Selling, general and administrative	72,587	64,528
Research and development	19,098	15,892
Management retention bonus	624	1,824
Write off of in-process research and development	—	300

Total operating expenses	92,309	82,544

Income from operations	13,579	7,109
Interest expense - loan from Parent	1,384	—
Interest expense - other	1	123
Interest income	(177)	(28)
Other income	(805)	(11)

Income before provision for income taxes and minority interest	13,176	7,025
Provision for income taxes	4,799	2,430
Minority interest	—	6

Net income	$8,377	$4,601

Earnings per share:
Basic	$0.13	$0.08

Diluted	$0.13	$0.08

Shares used in per share calculation:
Basic	63,574	54,257

Diluted	64,732	54,257

SPACELABS HEALTHCARE, INC. CONSOLIDATED/COMBINED STATEMENTS OF

SHAREHOLDERS’ EQUITY/ PARENT’S INVESTMENT

FOR THE YEARS ENDED JUNE 30, 2006 AND 2005

(in thousands)

	Number of shares	Common Stock	Additional Paid-in Capital	Combined Parent’s Investment	Retained Earnings (Deficit)	Accumulated Other Comprehensive Loss	Total Shareholders’ Equity
Balance, July 1, 2004				$13,299	$(5,318)	$(43)	$7,938
Comprehensive income:
Net income					4,601		4,601
Foreign currency translation						(771)	(771)
Unrealized gain on available-for-sale securitites, net of tax						108	108

Total comprehensive income							3,938
Acquisition of Blease Medical Holdings				200			200
Issuance of stock options to OSI employees				51	(51)		—
Exercise of Dolphin Medical stock options				106			106
Repurchase of Dolphin Medical shares				(112)			(112)

Balance, June 30, 2005	—	—	—	13,544	(768)	(706)	12,070

Comprehensive income:
Net income					8,377		8,377
Reclassification of realized gain on available for sale securities, net of tax						(108)	(108)
Foreign currency translation						793	793
Unrealized gain on available-for-sale securitites, net of tax						17	17

Total comprehensive income							9,079
Stock transfers	54,391	55	13,489	(13,544)			—
Stock compensation expense			1,551				1,551
Public offering of common stock, net of expenses of $3,451	13,465	13	26,266				26,279

Balance, June 30, 2006	67,856	$68	$41,306	$—	$7,609	$(4)	$48,979

SPACELABS HEALTHCARE, INC.

CONSOLIDATED/COMBINED STATEMENTS OF CASH FLOWS

(in thousands of dollars)

	Year ended June 30,
	2006	2005
	consolidated	combined
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$8,377	$4,601
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,489	3,304
Deferred income taxes	(2,075)	(2,199)
Write down of marketable securities available for sale	—	182
Gain on sale of assets	(280)	(32)
Unrealized gain on foreign exchange contract	(475)	—
Stock compensation expense	1,551	—
Write off of in-process research and development	—	300
Other	(87)	21
Changes in operating assets and liabilities, net of business acquisitions:
Accounts receivable	(19,630)	(1,345)
Other receivables	(1,142)	1,749
Inventories	5,862	1,493
Prepaid expenses and other current assets	12	(53)
Accounts payable	(1,407)	3,962
Payables to related parties, net	4,177	(1,149)
Accrued payroll and related expenses	(858)	(44)
Deferred revenue	(152)	(4,016)
Accrued warranties	(361)	(3,792)
Income taxes payable	5,637	3,948
Other accrued expenses and current liabilities	2,198	(1,388)

Net cash provided by operating activities	5,836	5,542

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(5,132)	(3,900)
Proceeds from sale of marketable securities	922	—
Cash paid for Blease acquisition, net of cash acquired	—	(9,279)
Acquisition of Dolphin Medical Minority interest	—	(488)
Other	(380)	168

Net cash used in investing activities	(4,590)	(13,499)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) from Parent	(25,500)	9,858
Net proceeds from public offering of common stock	26,279	—
Other	—	(6)

Net cash provided by financing activities	779	9,852

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(1,091)	(241)

NET INCREASE IN CASH AND CASH EQUIVALENTS	934	1,654
CASH AND CASH EQUIVALENT, BEGINNING OF YEAR	7,875	6,221

CASH AND CASH EQUIVALENT, END OF YEAR	$8,809	$7,875

SPACELABS HEALTHCARE, INC.

NOTES TO CONSOLIDATED/COMBINED FINANCIAL STATEMENTS

YEAR ENDED JUNE 30, 2006

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General — On August 2, 2005, OSI Systems, Inc. (“OSI”) formed Spacelabs Healthcare, Inc. (“Spacelabs Healthcare” or the “Company”), which is the combination of the following OSI healthcare division subsidiaries: (a) Spacelabs Medical, Inc. (U.S.A.) and its affiliates in Canada, China, Finland, France, Germany, Italy, Greece, Singapore and the U.K (collectively, “Spacelabs Medical”); (b) Blease Medical Holdings Limited (U.K.) and its wholly-owned subsidiaries Blease Medical Equipment Limited and Blease Medical Service Limited (collectively, “Blease”); (c) Dolphin Medical, Inc. (U.S.A.) and its subsidiary, Dolphin Medical Products Limited (Singapore), (collectively, “Dolphin Medical”); and (d) Osteometer MediTech, Inc. (“Osteometer”). OSI is a publicly- traded, vertically integrated, worldwide provider of security and inspection systems, medical monitoring and anesthesia systems and optoelectronic devices and value-added subsystems.

On October 24, 2005, OSI transferred the 100% of the shares of Spacelabs Medical, Blease, and Osteometer and the 89% of the shares it owned in Dolphin Medical to Spacelabs Healthcare in exchange for approximately 54.4 million shares of Spacelabs Healthcare common stock (the “Stock Transfer”). Also on October 24, 2005, Spacelabs Healthcare completed an initial public offering (“IPO”) of its common stock on the Alternative Investment Market (“AIM”) in London. This IPO resulted in the sale to the public of approximately 13.5 million newly-issued shares of common stock, or 19.8% of the Company, and raised approximately $26.3 million, net of expenses.

Spacelabs Medical is a global manufacturer and distributor of patient monitoring and clinical information systems for use primarily in hospitals. It designs, manufactures and markets patient monitoring solutions for critical care, emergency and perioperative areas of the hospital, wired and wireless networks and connectivity solutions, ambulatory blood pressure monitors and medical data services, all aimed at providing caregivers with instant patient information. Spacelabs Medical was acquired by OSI in March 2004 and is included in the Patient Monitoring/Anesthesia operating segment, except for its medical data services business which is included in the Clinical Trial Services operating segment. Blease is a global manufacturer and distributor of anesthesia delivery systems, ventilators and vaporizers. Blease sells its products primarily to hospitals for use in operating rooms and anesthesia induction areas as well as in magnetic resonance imaging facilities. In addition, as pharmaceutical companies develop new anesthesia agents for the worldwide market, or as generic alternatives to patented anesthesia formulas become available, Blease works closely with these companies to support the new product introductions. As a result, Blease also sells its systems and components, such as anesthesia vaporizers and ventilators, directly to pharmaceutical companies and other manufacturers of anesthesia delivery systems. Blease was acquired by OSI in February 2005 and accordingly, its results of operations are included in the accompanying financial statements from the date of acquisition. Blease is included in the Patient Monitoring/Anesthesia operating segment. Dolphin Medical designs, manufactures and markets pulse oximetry instruments and compatible pulse oximetry sensors, which are used to non-invasively monitor oxygenation levels in a patient’s blood. Osteometer designs, manufactures and markets x-ray and ultrasound densitometers, which are used to diagnose osteoporosis as well as to provide follow-up bone density measurements. Dolphin Medical is included in the Dolphin Medical operating segment and Osteometer is included in the Patient Monitoring/Anesthesia operating segment.

Basis of Presentation — The accompanying balance sheet as of June 30, 2006 and the income statement, statement of shareholders’ equity and statement of cash flows for the year ended then ended are presented on a consolidated basis and include the accounts of the Company and its subsidiaries, Spacelabs Medical, Blease, Dolphin Medical and Osteometer. The accompanying balance sheet as of June 30, 2005 and the income statement, statement of parent’s investment and statement of cash flows for the year ended June 30, 2005, are presented on a combined basis and include the accounts of Spacelabs Medical, Blease, Dolphin Medical and Osteometer. The accompanying combined financial statements as of June 30, 2005 and for the year then ended are not necessarily indicative of the financial position, results of operations or cash flows of the Company in the future or what the financial position, results of operations or cash flows would have been had the Company been a separate, stand-alone entity for the period presented. All significant intercompany accounts and transactions have been eliminated.

Reclassifications – Certain reclassifications were made to the prior year combined financial statements to conform to the current year presentation.

Restatement – The Company determined that it incorrectly classified approximately $6.0 million of deferred rent-related liabilities and a portion of deferred revenues, as current liabilities in its June 30, 2005 combined balance sheet. Although the Company does not believe these classification differences are material, it has corrected the classification and has restated the accompanying combined balance sheet as of June 30, 2005 for purposes of comparison.

Cash Equivalents — The Company considers all highly liquid investments purchased with maturity of three months or less as of the acquisition date, to be cash equivalents.

Marketable Securities — Marketable securities consist of equity securities categorized as available-for-sale and carried at fair value. Unrealized holding gains and losses on marketable securities are included in accumulated other comprehensive loss until realized. Unrealized holding losses that are deemed to be other-than-temporary are recognized in the combined statement of operations. Fair value of marketable securities is determined by the quoted market prices of each marketable security. For purposes of determining gross realized gains and losses, the cost of the securities sold is based upon specific identification. See Note 2 – Marketable securities.

Concentrations of Risk — The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of its cash, cash equivalents, available-for-sale securities and accounts receivable. The Company restricts investments in cash equivalents to financial institutions with high credit standing. At both June 30, 2006 and 2005, approximately 75% of the Company’s cash and cash equivalents were held at three financial institutions. At times, cash balances may exceed federally insured limits. Credit risk on accounts receivable is minimized as a result of the large and diverse nature of the Company’s worldwide customer base. No one customer accounted for more than 10% of accounts receivable as of June 30, 2006 or 10% of revenue for the year then ended. The Company performs ongoing credit evaluations of its customers’ financial condition and maintains allowances for potential credit losses.

The Company’s trade receivables, prior to any allowance for doubtful accounts, were distributed geographically by location of the customer as follows:

	June 30,
	2006	2005
North America	75%	63%
Europe	15	24
Asia - Pacific	3	8
Other	7	5

	100%	100%

As the Company continues to trade internationally, a portion of its receivables are expected to be with customers located in foreign countries. While the Company attempts to secure payments with banking instruments such as letters of credit, some export sales are transacted with credit terms, and therefore collection of receivables is affected by local economic conditions. Also, in the event of default with respect to foreign export sales, collection may be more difficult in foreign countries than in the U.S.

The Company depends on single-source vendors for certain integral component parts. The Company’s largest vendor for the year ended June 30, 2005 supplied printed circuit board assemblies to Spacelabs Medical and represented approximately 18% of accounts payable at June 30, 2005 and 27% of total manufacturing purchases for the year then ended. During 2006, Spacelabs Medical completed the transition of its printed circuit board assembly supply relationship to a related party affiliate of OSI. For the year ended June 30, 2006, 20% of total manufacturing purchases were for printed circuit board assemblies from this related party – see Note 11. While single-source vendors could be replaced over time, abrupt disruption in the supply of printed circuit board assemblies or other single-source parts could have an adverse effect on the Company’s manufacture of the products of which such items are a component.

Accounts Receivable – The Company extends credit to certain customers based upon an evaluation of their credit worthiness. The Company’s receivables are recorded at the gross sales price and payment discounts are recorded when taken. The Company does not generally charge interest on past-due balances. The allowance for doubtful accounts involves estimates based on management’s judgment, review of individual receivables and analysis of historical bad debts. The Company adjusts customer credit limits based upon each customer’s payment history and current credit worthiness, as determined by credit information available at that time. The Company continuously monitors collections and payments from its customers and maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. During the year ended June 30, 2005, the Company recovered $2.0 million from accounts that were written off at the time of the Spacelabs Medical acquisition in March 2004. This amount reduced selling, general and administrative expenses in the accompanying combined income statement.

Inventory — Inventory is stated at the lower of cost or market. Cost is determined on the first-in, first-out method using standard costs. The Company writes down inventory for slow-moving and obsolete inventory based on assessments of future demands and market conditions. If these factors are less favorable than those projected, additional inventory write-downs may be required.

Demonstration inventories represent the Company’s products being utilized in the sales and marketing process. While such inventories are available for sale to customers, some may not be sold within the next twelve months. Customer service inventories represent spare parts maintained by the Company to fulfill its warranty and service contract obligations. Customer service inventories are generally maintained for seven years following the last commercial shipment of a product. During the year ended June 30, 2005, the Company sold inventory that had been written down prior to July 1, 2004, resulting in gross profit that exceeded normal gross profit for this inventory by approximately $1.3 million.

Property and Equipment — Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on the straight-line basis over the shorter of the useful life of the asset or the lease term.

The ranges of estimated useful lives of the major classes of assets are:

Estimated Useful Lives
Equipment	4-8 years
Leasehold improvements	3-10 years
Tooling	3-5 years
Furniture and fixtures	4-10 years
Computer equipment and software	3-4 years
Vehicles	3-5 years

Intangible Assets – Definite-lived intangible assets are amortized using the straight-line method over their estimated useful lives. The range of estimated useful lives of the major classes of intangible assets is:

Weighted Average Lives
Core technology	10 years

Customer relationships/backlog	9.5 years

Software development costs	5 years

Patents	11 years

Developed technology	5 years

Tradenames	Indefinite

Impairment of Goodwill and Other Long-Lived Assets – For definite-lived assets, the Company reviews the assets for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. If the estimated fair value of the asset is less than the asset carrying value, the Company recognizes an impairment loss based on the estimated fair value of the asset.

For indefinite-lived intangible assets, including goodwill, the Company performs an annual impairment evaluation. The Company performs its annual impairment test for indefinite-lived intangibles during the fourth quarter of its fiscal year. This evaluation consists of a comparison of discounted expected future cash flows to the carrying value of the assets. An impairment charge is recorded for any shortfall. For goodwill, the Company’s annual impairment evaluation occurs in the second quarter of its fiscal year and consists of a comparison of the reporting unit’s estimated fair value to its carrying value. If the estimated fair value of the reporting unit does not exceed its carrying value, the implied value of goodwill is calculated and an impairment charge is recorded for any shortfall. There were no impairment charges recorded for any long-lived assets during the years ended June 30, 2006 or 2005.

Other Assets — Included in Other Assets is a restricted investment account in the amount of $0.7 million at June 30, 2006 ($0.6 million at June 30, 2005) that is being held by the Company under a retirement arrangement for an employee. The corresponding liability in the same amount is recorded as a pension liability in the accompanying balance sheet.

Income Taxes — The Company follows the asset and liability approach whereby deferred income taxes are provided for temporary differences between the financial statement and income tax basis of the Company’s assets and liabilities, based on enacted tax rates. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred income tax assets will not be realized.

For the years ended June 30, 2006 and 2005, the Company is part of the consolidated U.S. federal and California state income tax filings of OSI Systems. The Company files separate state income tax returns for other states. The Company’s tax expense and deferred taxes as of June 30, 2006 and 2005 and for the years then ended have been computed as if the Company were filing separate, stand-alone, federal and state income tax returns. Accordingly, any settlement of U.S. federal income taxes payable will be to OSI rather than to the Internal Revenue Service.

Fair Value of Financial Instruments — The Company’s financial instruments consist primarily of cash, marketable securities, accounts receivable, a foreign currency forward contract, accounts payable and loan from Parent. The carrying values of financial instruments, except for loan from Parent, are representative of their fair values due to their short-term maturities. See note 11 – Related Party Transactions for discussion of the loan from Parent.

Revenue Recognition — The Company recognizes revenue upon shipment of products when title and risk of loss passes, and when terms are fixed and collection is probable. In accordance with the terms of Staff Accounting Bulletin No. 104, “Revenue Recognition,” and Emerging Issues Task Force (“EITF”) Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables,” where installation services, if provided, are essential to the functionality of the equipment, the portion of revenue attributable to installation is deferred and recognized when the installation service is provided. In an instance where terms of sale include subjective customer acceptance criteria, revenue is deferred until the acceptance criteria are met. Concurrent with the shipment of the product, the Company accrues reserves for estimated product returns and warranty expenses. Critical judgments made by management related to revenue recognition include the determination of whether or not customer acceptance criteria are perfunctory or inconsequential. The determination of whether or not the customer acceptance terms are perfunctory or inconsequential impacts the amount and timing of revenue recognized.

Revenues from separate service maintenance contracts are recognized ratably over the term of the agreements. For other services, service revenues are recognized as the services are performed. Deferred revenue for services arises from advance payments received from customers for services not yet performed.

The Company’s software products are subject to revenue recognition in accordance with AICPA Statement of Position 97-2 “Software Revenue Recognition” (“SOP 97-2”), whereby revenue from multi-element arrangements is allocated to different elements based upon vendor-specific objective evidence. Revenue from the sale of software licenses is recognized upon shipment as the Company’s software products are deemed to be off-the-shelf and do not require complex implementation. Revenue from software implementation services is recognized as the services are provided. Software maintenance revenue is deferred and recognized on a straight-line basis over the life of the maintenance agreement.

Shipping and Handling — Amounts billed to customers for shipping and handling costs are included as a component of revenue and the corresponding costs are included in cost of sales in accordance with EITF Issue No. 00-10, “Accounting for Shipping and Handling Fees and Costs.”

Research and Development Costs — Research and development costs are charged to operations as incurred. Software development costs are capitalized when a product’s technological feasibility has been established through the date the product is available for general release to customers. The Company amortizes these costs on a straight-line basis over a five-year period, once it is put into use. During the year ended June 30, 2005, the Company capitalized $25,000 of software development costs. No costs were capitalized during the year ended June 30, 2006.

In-Process Research and Development Costs — The combined statement of income for the year ended June 30, 2005 includes a $0.3 million write-off of the estimated fair value of in-process research and development costs at the February 2005 date of the Blease acquisition. The amount consists of two anesthesia products that were under development and awaiting regulatory approvals at the time of the acquisition. Each of these projects is subject to risks and uncertainties relating to completion and market acceptance and has no alternative future use. There were no write-offs during the year ended June 30, 2006.

Advertising Costs — The Company expenses the production costs of advertising the first time the advertising takes place. Advertising expense totaled $0.8 million and $0.5 million for the years ended June 30, 2006 and 2005, respectively. Advertising costs are included in selling, general and administrative expenses in the accompanying income statements.

Foreign Currency Translation — The accounts of the Company’s operations in Canada, China and the United Kingdom are maintained in Canadian dollars, Chinese Yuan and British pounds, respectively. The accounts of the Company’s operations in Finland, France, Germany, Greece and Italy are maintained in Euros. Assets and liabilities are translated into U.S. dollars at rates in effect at the balance sheet date. Revenues and expenses are translated at weighted average rates during the reporting period. Gains and losses resulting from foreign currency transactions are included in income, while those resulting from translation of financial statements are excluded from income and accumulated as a component of accumulated other comprehensive loss. Transaction losses of approximately $0.3 million were included in operating expenses on the consolidated income statement for the year ended June 30, 2006. Transaction losses of approximately $0.4 million were included in operating expenses on the combined income statement for the year ended June 30, 2005.

As of June 30, 2006, the Company had a $25.4 million foreign currency forward contract outstanding to buy British pounds in anticipation of the closing of an acquisition – see Note 15. The Company recorded a $0.5 million unrealized gain during the year ended June 30, 2006 related to this contract. In July 2006, the pending acquisition closed and the foreign currency forward contract settled, resulting in a net realized gain of $0.4 million.

Accrued Warranties — The Company offers its customers warranties on products sold to them. These warranties provide for repairs and maintenance of its products for a specified time period, typically one year. Warranties covering software and software products do not include updates or upgrades to software functionality. Concurrent with the sale of products, a provision for estimated warranty expenses is recorded with a corresponding increase in cost of goods sold. This provision is adjusted periodically based on historical and anticipated experience. Actual expenses of repairs under warranty, including parts and labor are charged to this provision when incurred.

Accrued Product Returns – The Company’s reserve for estimated product returns is based on management’s historical experience and is reviewed and adjusted periodically, as necessary.

Stock-Based Compensation—On July 1, 2005, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment,” (“SFAS 123(R)”) which requires that it measure and recognize compensation expense for all share-based payment awards made to employees and directors, including employee stock options and employee stock purchases under employee stock purchase plans, based on estimated fair values.

In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (“SAB 107”) relating to SFAS 123(R). The Company has applied the provisions of SAB 107 in the adoption of SFAS 123(R) and adopted SFAS 123(R) using the modified prospective transition method, which requires the application of the accounting standard as of July 1, 2005, the first day of the current fiscal year. Prior to July 1, 2005, the Company applied Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). The consolidated financial statements as of and for the year ended June 30, 2006, reflect the impact of SFAS 123(R). In accordance with the modified prospective transition method, the Company has not restated its combined financial statements for prior periods to reflect, and they do not include, the impact of SFAS 123(R).

SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the consolidated statement of income. Prior to the adoption of SFAS 123(R), the Company accounted for stock-based compensation using the intrinsic value method prescribed in APB 25, and related interpretations and chose to adopt the disclosure-only provisions of SFAS 123, as amended by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of FASB Statement No. 123” (“SFAS 148”). Under this approach, the Company disclosed the cost of stock option grants and discounts offered under our employee stock purchase plan, based on the vesting provisions of the individual grants, but did not charge it to expense.

Stock-based compensation expense recognized in the consolidated statement of operations for the year ended June 30, 2006 included compensation expense for share-based payment awards granted prior to, but not yet vested as of, June 30, 2005, based on the grant date fair value estimated in accordance with the pro forma provisions of SFAS 123 and compensation expense for the share-based payment awards granted subsequent to June 30, 2005 based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. In the pro forma information required under SFAS 123 for the periods prior to fiscal year 2006, forfeitures were accounted for as they occurred.

Company stock options granted to employees of OSI are treated as dividends to the Parent company in an amount equal to their fair value. The fair value of such grants is determined using the Black-Scholes option pricing model at the date of grant.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Earnings per share – Basic earnings per share is computed by dividing net income available to common shareholders by the weighted average outstanding common shares of the constituent businesses, adjusted to equivalent shares of the consolidated group. Diluted earnings per share is computed by dividing net income available to common shareholders by the sum of the weighted average number of common and dilutive potential common shares outstanding. Potential common shares consist of shares issuable upon the exercise of stock options using the treasury stock method.

The following table sets forth the computation of basic and diluted earnings per shares for the years ended June 30, 2006 and 2005 (in thousands, except per share amounts):

	Year ended June 30,
	2006	2005
Net income	$8,377	$4,601
Effect of dilutive interest in subsidiary stock	—	(90)

Income available to common shareholders	$8,377	$4,511

Weighted average shares outstanding — basic	63,574	54,257
Dilutive effect of stock options	1,158	—

Weighted average shares outstanding — diluted	64,732	54,257

Basic earnings per share	$0.13	$0.08

Diluted earnings per share	$0.13	$0.08

New Accounting Pronouncements — In March 2005, the FASB issued FIN 47 “Accounting for Conditional Asset Retirement Obligations, an Interpretation of FASB Statement No. 143” (“FIN 47”). This Interpretation clarifies that a conditional retirement obligation refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and/or method of settlement. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. The liability should be recognized when incurred, generally upon acquisition, construction or development of the asset. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. The adoption of FIN 47 had no impact on the Company’s financial statements.

In May 2005, the FASB issued FASB Statement No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS No. 154”). Previously, APB Opinion No. 20, “Accounting Changes” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements” required the inclusion of the cumulative effect of changes in accounting principle in net income of the period of the change. SFAS No. 154 requires companies to recognize a change in accounting principle, including a change required by a new accounting pronouncement when the pronouncement does not include specific transition provisions retrospectively to prior period financial statements. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company has not yet determined the impact this interpretation will have on its consolidated financial statements.

In June 2005, the FASB issued an exposure draft of a proposed standard entitled “Business Combinations—a replacement of FASB Statement No. 141.” The proposed standard, if adopted, would provide new guidance for evaluating and recording business combinations and would be effective on a prospective basis for business combinations whose acquisition dates are on or after January 1, 2007. Upon issuance of a final standard, which is expected to occur in calendar 2006, the Company will evaluate the impact of this new standard and its effect on the process for recording business combinations.

In September 2005, the FASB ratified Emerging Issues Task Force (EITF) Issue No. 04-13, “Accounting for Purchases and Sales of Inventory with the Same Counterparty” (“EITF 04-13”). EITF 04-13 provides guidance on whether two or more inventory purchase and sales transactions with the same counterparty should be viewed as a single exchange transaction within the scope of APB No. 29, “Accounting for Nonmonetary Transactions.” In addition, EITF 04-13 indicates whether nonmonetary exchanges of inventory within the same line of business should be recognized at cost or fair value. EITF 04-13 was effective as of April 1, 2006. There has been no impact on the Company’s financial statements.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes.” This Interpretation clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” This Interpretation is effective for fiscal years beginning after December 15, 2006. The Company has not yet determined the impact that this interpretation will have on the Company’s consolidated financial statements.

2. MARKETABLE SECURITIES

In June 2004, the Company received approximately 459,000 restricted shares of QuadraMed Corp., a publicly traded company, as partial consideration for the sale of an investment in a privately-held company. These shares were considered available for sale securities and were sold in October 2005. Net proceeds from the sale were $0.8 million and the gain on the sale was $0.2 million.

In addition to the 459,000 shares noted above, the Company also received into an escrow account $0.1 million in cash and approximately 51,000 additional unregistered shares in Quadramed, pending the resolution of certain purchase price adjustments. In December 2005, the cash and shares held in escrow were released to the Company resulting in recognition of an additional gain of $0.2 million.

3. INVENTORY

Inventory consisted of the following (in thousands of dollars):

	June 30,
	2006	2005
Raw materials and components	$15,627	$17,636
Work in process	971	1,215
Finished goods	6,555	8,817
Demonstration inventories	3,746	2,796
Customer service inventories	6,144	7,741

Inventories	$33,043	$38,205

4. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following (in thousands of dollars):

	June 30,
	2006	2005
Equipment	$6,101	$4,446
Leasehold improvements	1,336	1,162
Tooling	1,719	1,287
Furniture and fixtures	1,554	1,028
Computer equipment and software	5,951	2,908
Vehicles	57	23

Total	16,718	10,854
Less accumulated depreciation and amortization	(6,438)	(3,786)

Property and equipment, net	$10,280	$7,068

Depreciation expense was $2.9 million and $1.6 million for the fiscal years ended June 30, 2006 and 2005, respectively.

5. GOODWILL AND INTANGIBLE ASSETS

The changes in the carrying amount of goodwill for the fiscal years ended June 30, 2006 and June 30, 2005 are as follows (in thousands of dollars):

Balance as of July 1, 2004	$1,269
Goodwill acquired during the period, net of translation adjustment	4,739
Foreign currency translation adjustment	(155)

Balance as of June 30, 2005	5,853
Foreign currency translation adjustment	137

Balance as of June 30, 2006	$5,990

Intangible assets consisted of the following (in thousands of dollars):

	June 30, 2006			June 30, 2005
	Carrying Value	Accumulated Amortization	Intangibles Net	Carrying Value	Accumulated Amortization	Intangibles Net
Core technology	$8,153	$1,629	$6,524	$8,074	$811	$7,263
Customer relationships/backlog	4,027	892	3,135	4,004	457	3,547
Software development costs	1,998	1,441	557	1,997	1,119	878
Patents	417	199	218	416	158	258
Developed technology	150	148	2	150	127	23

Intangibles, subject to amortization	14,745	4,309	10,436	14,641	2,672	11,969
Tradenames, not amortized	7,120	—	7,120	7,083	—	7,083

Total intangibles	$21,865	$4,309	$17,556	$21,724	$2,672	$19,052

Amortization expense for the fiscal years ended June 30, 2006 and June 30, 2005 was $1.6 million and $1.5 million, respectively.

At June 30, 2006, estimated future amortization expense is as follows (in thousands of dollars):

2007	$1,655
2008	1,357
2009	1,270
2010	1,273
2011	1,273
2012 and thereafter	3,608

$10,436

6. ACQUISITIONS

Blease Medical Holdings Limited — In February 2005, the Company completed the acquisition of all of the outstanding shares of Blease for approximately $9.3 million in cash (net of cash acquired), including acquisition costs. The determination of purchase price in connection with the acquisition cost was finalized in fiscal year 2006. This resulted in no change from the preliminary allocation done in fiscal year 2005. During the three years following the close, contingent consideration is payable based on Blease’s net revenues, provided certain requirements are met. The contingent consideration is capped at £6.25 million (approximately $11.6 million as of June 30, 2006) and will be satisfied through the issuance of notes payable. No additional payments were required for the years ended June 30, 2006 and 2005. The results of operations of Blease have been included in the Company’s combined statement of operations from the acquisition date, February 8, 2005.

The following table shows the allocation of purchase price (in thousands):

Accounts receivable	$2,070
Inventory	3,126
Other current assets, less cash acquired	260
Property and equipment	677
Goodwill	4,251
Customer relations	750
Core technology	2,500
Tradenames	1,200
In-process research and development	300
Accounts payable	(2,941)
Accrued expenses and other current liabilities	(2,026)
Net deferred taxes	(888)

Total consideration paid, net of cash acquired	$9,279

Acquired in-process research and development was charged to expense as of the acquisition date in accordance with FASB Interpretation No. 4, “Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method.”

The Blease acquisition resulted in the recognition of goodwill, which the Company believes is primarily attributable to projected operating synergies of the combined businesses including utilizing Spacelabs Medical’s distribution channels and expanding the Company’s portfolio of products into additional areas of hospitals.

Intangible assets acquired have the following useful lives: Core Technology—10 years; Customer Relationships—7 years. Tradenames and goodwill have indefinite lives and are not amortized.

Supplemental pro-forma disclosures of the results of operations for the fiscal year ended June 30, 2005, as though the Blease acquisition had been completed as of July 1, 2004 are as follows (unaudited, in thousands):

Revenue	$204,779
Income before taxes and minority interest	$5,723
Net income	$3,690

Dolphin Medical minority interest — During fiscal year 2005, the Company purchased approximately 4.1 million shares or 4% in Dolphin Medical from minority shareholders for an aggregate of $0.5 million, increasing its controlling ownership interest in this entity from 85% to 89%. In accordance with SFAS 141, “Business Combinations,” this was recorded as an increase in goodwill of $0.5 million.

Spacelabs Medical Acquisition — In March 2004, OSI completed the acquisition of Spacelabs Medical from Instrumentarium Corporation, now a subsidiary of General Electric Company. The acquisition price was approximately $47.9 million in cash (net of cash acquired), including acquisition costs. In June 2004, OSI notified General Electric Company of a working capital and retention bonus adjustment resulting in what OSI and the Company believe to be a downward adjustment of the purchase price in the amount of $25.9 million. In September 2004, General Electric Company responded that it believes the amount of the downward adjustment to be $7.8 million. In June 2005, OSI filed suit in Delaware seeking specific performance of the purchase agreement with respect to an independent determination of the amount of the purchase price adjustment. The action is currently in progress. As a result of the prospective price adjustment, the final purchase price and the purchase price allocation may differ significantly from the preliminary estimates of these amounts.

Pursuant to the terms of the purchase agreement, the Company assumed management retention bonus agreements for key personnel of Spacelabs Medical. Approximately $0.4 million of the retention bonuses were earned following the acquisition date and were paid in June 2004. The remaining retention bonuses vest over a two-year period beginning either October 9, 2003 or March 19, 2004. The retention bonuses were fully paid off during fiscal year 2006. An analysis of the amount accrued under these retention bonus agreements as of June 30, 2006 and 2005 is as follows (in thousands of dollars):

Balance as of July 1, 2004	$2,603
Accruals	1,824
Payments	(2,375)

Balance as of June 30, 2005	2,052
Accruals	624
Payments	(2,676)

Balance as of June 30, 2006	$—

This accrual is included in accrued payroll and related expenses in the accompanying balance sheet.

7. OTHER ACCRUED EXPENSES AND CURRENT LIABILITIES

Other accrued expenses and current liabilities consisted of the following (in thousands of dollars):

	June 30,
	2006	2005
Sales returns reserve	$3,501	$1,983
Accrued commissions	2,387	1,486
Customer advances	852	638
State and local taxes	494	537
Other	1,884	2,310

Total	$9,118	$6,954

8. INCOME TAXES

For financial reporting purposes, income before provision for income taxes and minority interest includes the following components (in thousands of dollars):

	June 30,
	2006	2005
United States	$12,994	$6,283
Foreign	182	742

Total pre-tax income	$13,176	$7,025

The Company’s provision (benefit) for income taxes is composed of the following (in thousands of dollars):

	June 30,
	2006	2005
Current:
Federal	$6,217	$3,998
State	321	271
Foreign	473	223

	7,011	4,492
Change in valuation allowance	(137)	137
Deferred	(2,075)	(2,199)

Total provision for income taxes	$4,799	$2,430

The Company does not provide for U.S. income taxes on the undistributed earnings of the foreign subsidiaries, as it is the Company’s intention to utilize those earnings in the foreign operations for an indefinite period of time. At June 30, 2006 and 2005, undistributed earnings of the foreign subsidiaries amounted to approximately $1.5 million and $1.9 million, respectively. It is not practical to determine the amount of income or withholding tax that would be payable upon the remittance of these earnings.

Deferred income tax assets (liabilities) consisted of the following (in thousands of dollars):

	June 30,
	2006	2005
Deferred income tax assets:
Net operating loss carryforwards	$2,688	$2,060
Inventory capitalization	1,463	1,823
Accrued bonuses	332	744
Inventory reserves	1,067	659
Accrued warranty	765	587
Bad debt reserves	405	439
Inter-company profits	850	404
Sales returns allowance	158	269
Accrued vacation	460	202
Deferred rent	852	—
Other	1,134	396

Total deferred income tax assets	10,174	7,583
Valuation allowance	(1,434)	(1,571)

Net deferred income tax assets	8,740	6,012

Deferred income tax liabilities:
Depreciation	(1,518)	(1,719)
Intangible assets	(1,833)	(956)
Deferred rent	—	(632)
Other	(760)	(176)

Total deferred income tax liabilities	(4,111)	(3,483)

Net deferred income tax assets	$4,629	$2,529

Net deferred tax assets-current	$4,925	$4,586
Net deferred tax liability-non-current	(296)	(2,057)

	$4,629	$2,529

The Company has established a valuation allowance in accordance with the provisions of SFAS No. 109. The valuation allowance relates to the net operating loss of a subsidiary, subject to Separate Return Limitation Year (“SRLY”) rules, and net operating losses of certain foreign operations. The SRLY net operating loss totals $4.1 million and expires beginning in 2013 through 2017. The decrease in the valuation allowance for the year ended June 30, 2006 was $0.1 million due to current year utilization of prior year net operating losses in foreign jurisdictions. The Company continually reviews the adequacy of valuation allowances and releases the allowances when it is determined that is more likely than not that the benefits will be realized.

The combined effective income tax rate differs from the federal statutory income tax rate due primarily to the following (in thousands of dollars):

	June 30, 2006		June 30, 2005
	US dollars	%	US dollars	%
Provision for income taxes at US federal statutory rate	$4,610	35.0	$2,459	35.0
State income taxes, net of federal benefit	318	2.4	147	2.1
Research and development tax credits	(88)	(0.7)	(205)	(2.9)
Foreign income subject to tax at other than U.S. federal Statutory rate	27	0.2	(208)	(3.0)
Non-deductible expenses	243	1.8	100	1.4
Domestic Production tax benefit	(174)	(1.3)	—	—
Changes in valuation allowance	(137)	(1.0)	137	2.0

	$4,799	36.4	$2,430	34.6

9. COMMITMENTS AND CONTINGENCIES

The change in accrued warranties for the years ended June 30, 2006 and 2005 is as follows (in thousands of dollars):

Balance as of July 1, 2004	$7,025
Additions-charged to cost of sales	2,612
Reductions for warranty repair costs	(4,261)
Increases as a result of Blease acquisition	464
Release to combined income statement	(2,134)

Balance as of June 30, 2005	3,706

Additions-charged to cost of sales	2,531
Reductions for warranty repair costs	(2,840)

Balance as of June 30, 2006	$3,397

During the year ended June 30, 2005, income from operations was increased by $2.1 million due to revisions to prior year estimates. Actual expenses of repairs under warranty, including parts and labor are charged to this provision when incurred.

Operating leases — The Company leases certain property and equipment under long-term operating leases expiring on various dates through 2014, some of which contain renewal options. Certain of these leases contain clauses for escalations and payment of real estate taxes, maintenance, insurance and certain other operating expenses of the properties. Net rental expense under these leases was $4.0 million and $4.8 million for the years ended June 30, 2006 and 2005, respectively.

In October 2004, Spacelabs Medical amended two real property leases covering office and manufacturing facilities in Issaquah, Washington. Under the amendments, Spacelabs Medical extended the term of such leases by approximately two years and relinquished certain options it held to terminate portions of such leases early. As a result, the leases now expire in December 2014. In consideration, the landlord paid the Company $2.0 million in cash which has been included in operating cash flows and recorded as deferred rent to be amortized over the remaining term of the lease. The leases are accounted for as operating leases.

Minimum aggregate future rentals are as follows (in thousands of dollars):

2007	$6,330
2008	5,728
2009	5,047
2010	4,430
2011 and thereafter	19,741

$41,276

Dolphin Medical purchase option — In December 2003, Dolphin Medical entered into a stock purchase and option agreement and a distribution agreement with ConMed Corporation. Under these agreements, in exchange for $2.0 million in cash, Conmed received a 9% interest in Dolphin Medical, exclusive distribution rights for certain products of Dolphin Medical in the United States and an option to purchase substantially all of the operating assets and liabilities of the Dolphin Medical business related to certain specified products. The Company recorded $1.2 million as minority interest and $0.8 million as consideration for the distribution rights based on estimated fair value. The distribution rights liability is being amortized over the five-year term of the distribution agreement. No consideration was allocated to the option as the fair value of the Dolphin Medical assets and liabilities subject to the option was less than the minimum purchase price of the option. The option terminates upon the earlier of December 31, 2008 or the termination of the related distribution agreement with the customer. The option price is set at a multiple of Dolphin Medical’s revenue for the twelve months prior to the exercise of the option but not to be less than $30.0 million through December 31, 2007 and $40.0 million from January 1, 2008 through December 31, 2008. At June 30, 2006, the remaining liability for the distribution rights totaled $0.4 million and is included in deferred revenue in the accompanying consolidated balance sheet. The value of the option at June 30, 2006 was not significant.

Purchase commitment — In November 2004, an agreement was entered into with an OEM manufacturer to design and manufacture a patient monitor for Spacelabs Medical. The agreement specifies that we will buy a minimum number of monitors from the manufacturer during each year of the contract at a fixed price. We may provide 12 months notice to terminate the agreement without cause after the second year of the contract. Notwithstanding this termination clause, our minimum purchase commitment under this agreement is three years of purchases, which totals approximately $8.9 million.

Minimum future purchases under this agreement are as follows (in thousands of dollars):

2007	$2,980
2008	2,980
2009	2,980

$8,940

Letters of credit — The Company has an arrangement with a bank in the United States that provides for up to $0.1 million in letters of credit and $0.4 million in overdrafts borrowings. The overdraft borrowings portion bears interest at the bank’s prime rate (8.25% at June 30, 2006) plus 3%. There were no outstanding letters of credit or outstanding amounts under the overdraft borrowing portion of the facility as of June 30, 2006. The facility is collateralized by a guarantee from OSI.

As of June 30, 2006, the Company had an outstanding bid bond in the amount of $0.8 million which was required to support a tender offer for the Company’s products in a foreign country. The bid bond is secured by a letter of credit issued by a bank in the United States. The letter of credit is secured by a restricted money market account in the amount of $0.8 million. The bid bond expired on July 22, 2006 and no further collateral was required.

Litigation — In March 2004, certain individuals named Spacelabs Medical, OSI Systems Inc. and a hospital in a petition claiming that the individuals suffered injuries in March 2003 caused, in part, by a defective monitoring system manufactured by Spacelabs Medical. OSI has been dismissed from the action. The amount of the claim has not yet been specified.

In April 2004, certain individuals named Spacelabs Medical, as well as several other defendants, in a petition that alleges, among other things, that a product possibly manufactured by Spacelabs Medical failed to properly monitor a hospital patient thereby contributing to the patient’s death in November 2001. The amount of the claim has not yet been specified.

In accordance with SFAS No. 5, “Accounting for Contingencies,” the Company has not accrued for loss contingencies relating to the above matters because it believes that, although unfavorable outcomes in the proceedings or unasserted claims may be possible, they are not considered by management to be probable or reasonably estimable. If one or more of these matters are resolved in a manner adverse to the Company, the impact on the Company’s results of operations, financial position and/or liquidity could be material.

In February 2005, a Greek distribution company filed an action in the courts of Greece claiming that Spacelabs orally agreed to appoint them as Spacelabs’ exclusive Greek distributor in 1999, but failed to do so. The distribution company claims that it incurred significant expenses as a result of Spacelabs’ actions, and demands €0.9 million (approximately $1.1 million as of June 30, 2006) in compensation. The Company has accrued a $0.3 million loss contingency for this claim which represents the Company’s best estimate of the probable loss that may be incurred. This amount is included in other accruals in the consolidated balance sheets.

Various lawsuits and claims are pending against the Company, including product liability claims which are generally covered by insurance policies. Although the outcome of such lawsuits and claims cannot be predicted with certainty, the expected disposition thereof will not, in the opinion of management both individually and in the aggregate, result in a material adverse effect on the Company’s results of operations and financial position.

10. STOCK-BASED COMPENSATION

As of June 30, 2006, the Company maintained the following two significant stock option plans: (a) the 2004 Spacelabs Medical Stock Option Plan, and (b) the 2005 Equity Participation Plan (the “2005 Spacelabs Healthcare Plan”).

Stock-based-compensation expense recorded in accordance with SFAS 123(R) for the year ended June 30, 2006 totaled approximately $1.0 million, net of tax. The income tax benefit related to such compensation was approximately $0.6 million. Stock-based compensation expense has been recorded in the consolidated income statement for the year ended June 30, 2006 as follows (in thousands):

Cost of goods sold	$233
Selling, general and administrative	1,192
Research and development	126

$1,551

As of June 30, 2006, total unrecognized compensation cost related to non-vested share-based compensation arrangements amounted to $1.6 million. The Company expects to recognize this cost over a weighted-average period of 1.6 years.

Employee Stock Purchase Plan

Certain of the Company’s U.S. employees are eligible to participate in OSI’s employee stock purchase plan. Under this plan, eligible employees may purchase a limited number of shares of OSI common stock at a discount of up to 15% of the market value of such stock at pre-determined, plan-defined dates. See Note 12. The Company recognized $0.2 million in compensation expense associated with this plan for the year ended June 30, 2006.

Stock Option Plans

2004 Spacelabs Medical Stock Option Plan—The 2004 Spacelabs Medical Stock Option Plan was established in April 2004 and authorizes the grant of up to 12,500,000 shares of Spacelabs Medical common stock in the form of nonqualified options. Under the 2004 Spacelabs Medical Stock Option Plan, the Company may grant stock options to employees, including those of its subsidiaries, consultants and to the non-employee directors of Spacelabs Medical. Stock options granted under this plan may not be exercised more than ten years after the date of grant.

The Company estimates the fair value of each stock option award as of the date of grant, using a Black-Scholes option pricing model that uses assumptions detailed in the table below. The Company based expected volatilities on the historical volatilities of the publicly traded common stock of a select peer group of companies that are similar to Spacelabs Medical. The Company has determined the 2006 expected term assumption under the “Simplified Method” as defined in SAB 107, as it lacks historical data and is unable to make reasonable expectations regarding future exercise patterns. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option.

The Company has determined the fair value of options issued during the fiscal years ended 2006 and 2005 on the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	2006	2005
Expected dividend	0%	0%
Risk-free interest rate	3.3%	3.2%
Expected volatility	51.0%	51.2%
Expected life (in years)	3.6	3.6

The following summarizes stock option activity for the fiscal years ended 2006 and 2005:

	Number of Options	Weighted- Average Exercise Price	Weighted-Average Remaining Contractial Term (in years)	Aggregate Intrinsic Value ($000)
Outstanding — July 1, 2004	4,887,500	$0.58
Granted	4,188,500	0.80
Exercised	—	—
Canceled	(1,152,500)	0.59

Outstanding — June 30, 2005	7,923,500	$0.70
Granted	739,000	1.10
Converted into Plan	1,065,680	0.58
Exercised	—	—
Canceled	(242,559)	0.70
Converted out of Plan	(9,485,621)	0.72

Outstanding — June 30, 2006	—	$—	—	$—

Exercisable at June 30, 2006	—	$—	—	$—

The per-share weighted-average grant-date fair value of stock options issued under the 2004 Spacelabs Medical Stock Option Plan was $0.45 and $0.33 for the years ended June 30, 2006 and 2005, respectively. No option-holders under the 2004 Spacelabs Medical Stock Option Plan exercised their options during the year ended June 30, 2006.

In fiscal year 2006, 30,529 OSI options granted to Company employees were converted into 1,065,680 options under the 2004 Spacelab Medical Stock Option Plan. As a result of the conversion, the Company recognized additional compensation expense of $0.2 million for the year ended June 30, 2006.

On March 6, 2006, all 9,485,621 outstanding options under the 2004 Spacelabs Medical Stock Option Plan were converted into options under the 2005 Spacelabs Healthcare Plan. As a result of this conversion, no additional compensation expense was required to be recognized for the year ended June 30, 2006. The Company does not expect to make any future grants under the 2004 Spacelabs Medical Stock Option Plan.

2005 Spacelabs Healthcare Plan—The Company established the 2005 Spacelabs Healthcare Plan in October 2005 under which it authorized the grant of up to 10,000,000 shares of Spacelabs Healthcare common stock. Under the 2005 Spacelabs Healthcare Plan, the Company may grant to employees, including those of its subsidiaries, consultants and to the non-employee directors of Spacelabs Healthcare, incentive or nonqualified options to purchase shares of Spacelabs Healthcare common stock. Stock options granted under this plan may not be exercised more than ten years after the date of grant.

The Company estimates the fair value of each option award as of the date of grant using a Black-Scholes option pricing model that uses assumptions detailed in the table below. The Company based expected volatilities on the historical volatilities of the publicly traded common stock of a select peer group of companies that are similar to Spacelabs Healthcare. The Company has determined the 2006 expected term assumption under the “Simplified Method” as defined in SAB 107, as it lacks historical data and is unable to make reasonable expectations regarding future exercise patterns. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option.

The Company determined the fair value of the options issued during the year ended June 30, 2006 on the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions:

2006
Expected dividend	0%
Risk-free interest rate	4.6%
Expected volatility	44.2%
Expected life (in years)	3.6

The following table summarizes the 2005 Spacelabs Healthcare Plan’s stock option activities for the year ended June 30, 2006:

	Number of Options	Weighted- Average Exercise Price	Weighted-Average Remaining Contractial Term (in years)	Aggregate Intrinsic Value ($000)
Outstanding — July 1, 2005	—	—
Granted	390,000	$2.46
Converted into Plan	5,215,452	1.29
Exercised	(2,543)	1.05
Canceled	(128,790)	1.14

Outstanding — June 30, 2006	5,474,119	$1.37	3.3	$5,920

Exercisable at June 30, 2006	1,823,123	$1.17	3.0	$2,328

The per-share weighted-average grant-date fair value of stock options granted under the 2005 Spacelabs Healthcare Plan was $1.00 for the year ended June 30, 2006, respectively. There were no options granted prior to fiscal year 2006. This intrinsic value of option exercises under the 2005 Spacelabs Healthcare Plan during the fiscal year ending June 30, 2006 was $3,636.

Additional information relating to the 2005 Spacelabs Healthcare Plan’s stock options at June 30, 2006 as follows:

2006
Options exercisable	1,823,123
Options available for grant	4,523,338
Total shares reserved for stock option plan	10,000,000

Pro forma SFAS 123 disclosure

Prior to July 1, 2005 and the adoption of SFAS 123(R), the Company accounted for its employee stock option plans by applying the intrinsic value-based method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations (“APB Opinion 25”). Among these interpretations, FASB Interpretation No. 44, “Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25,” issued in March 2000, directs that compensation expense should generally be determined on the date of grant, but only if the fair value of the underlying stock exceeded the exercise price on such date. The Company adopted the disclosure-only requirements of SFAS 123, “Accounting for Stock-Based Compensation,” (“SFAS 123”) and SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure,” (“SFAS 148”), an amendment to SFAS 123. These statements establish accounting and disclosure requirements using a fair-value based method of accounting for stock-based employee compensation plans. As permitted by SFAS 123 and SFAS 148, the Company elected to continue to apply the intrinsic-value based method described above.

If the fair-value-based method had been applied in measuring stock-based compensation expense under SFAS 123, as amended by SFAS 148, the pro forma effect on net income and earnings per share would have been as follows (in thousands, except per share amounts):

Year Ended June 30, 2005
Net income, as reported	$4,601
Less stock-based employee compensation expense under fair value based method, net of tax related effects	(197)

Pro forma net income	$4,404

Earnings per share:
Basic, as reported	$0.08
Basic, pro forma	$0.08
Diluted, as reported	$0.08
Diluted, pro forma	$0.08

11. RELATED-PARTY TRANSACTIONS

Allocations — All operating expenses associated with the Company are included in the accompanying consolidated/combined financial statements, including expenses incurred by OSI on behalf of the Company. Certain corporate expenses incurred by OSI that are not practicable to be specifically identified as costs of the Company, which include human resources, treasury, accounting, information technology and executive officer costs, have been allocated by OSI. Management has allocated these costs based on percentage estimates of time or departmental effort devoted to working on Company related matters in relation to overall OSI matters. Allocated costs of $1.6 million and $1.5 million for the years ended June 30, 2006 and 2005, respectively, are included in selling, general and administrative expenses in the accompanying combined statement of operations. Management of the Company believes these methods of allocation are reasonable, and approximate what these expenses would have been on a stand-alone basis.

Loan from Parent — OSI provides loans to the Company for working capital needs and to fund acquisitions. Through June 30, 2005, the loans were non-interest bearing and had unspecified repayment terms. On October 24, 2005, the Company entered into a formal loan agreement with OSI that specifies that interest is accrued on the loans at LIBOR rate plus 1.65% and that allows OSI to call for full or partial repayment of the loans with a notice period of 367 days. As notice from OSI has not been provided as of June 30, 2006, the loans are recorded as long term on the accompanying balance sheet. The Company believes the carrying value of the loan from Parent approximates its fair value as the loan bears a market rate of interest. During the year ended June 30, 2006, the Company paid OSI approximately $1.4 million in interest expense on these loans.

Supply arrangements — Spacelabs Medical purchases printed circuit board assemblies and accessories from other subsidiaries of OSI. Dolphin Medical purchases sub-assemblies and finished goods from various OSI subsidiaries. For the years ended June 30, 2006 and 2005, inventory purchases from OSI affiliates were $17.0 million and $10.8 million, respectively. Management of the Company believes the costs of these purchases are equivalent to what the Company could purchase from third party suppliers. As of June 30, 2006, the Company’s related party payable under the supply arrangements was $4.3 million.

Manufacturing and office facilities — Certain of the Company’s businesses share manufacturing and office space with OSI and its subsidiaries. The cost of these facilities is charged to the Company based on square-footage of the shared facility. The amounts charged to the Company for the years ended June 30, 2006 and 2005 were $0.6 million and $0.4 million, respectively.

Insurance — The Company is covered under OSI’s various liability and property insurance coverages. The actual costs of these coverages are charged to the Company on a specific identification basis. The amounts charged to the Company for the years ended June 30, 2006 and 2005 were $1.8 and $1.6 million, respectively.

Other — OSI and certain of its subsidiaries perform other activities on behalf of the Company including accounting, legal, information technology, and engineering. For the years ended June 30, 2006 and 2005, OSI charged the Company $0.4 million and $0.5 million, respectively, related to these services based on the actual costs of the services provided. In addition, Spacelabs Medical also performs certain activities on behalf of OSI and certain of its subsidiaries. Spacelabs Medical charged OSI $0.2 million for these services during the year ended June 30, 2006.

Tax sharing agreement — On October 24, 2005, the Company entered into a tax sharing agreement with OSI. The agreement becomes effective once OSI’s ownership interest in the Company falls below 80% whereby the Company will no longer be able to be included in OSI’s consolidated U.S. federal income tax return. The terms of this agreement assign responsibility to the Company for all taxes arising in the pre-separation period attributable to the Company. OSI will retain, and indemnify the Company for, among other things, the tax liabilities incurred as a result of transferring assets to the Company. Any other separation-related tax liabilities generally will be paid by the party legally responsible and OSI and the Company agreed to cooperate in the resolution of such taxes. The tax sharing agreement also deals with the allocation of obligations and responsibilities in connection with certain administrative matters relating to taxes.

12. EMPLOYEE BENEFIT PLANS

Defined contribution plan — The U.S. employees of the Company are eligible to participate in OSI’ qualified employee retirement savings plan. The plan provides for a contribution by the Company, which is determined annually by the Board of Directors. In addition, the plan permits voluntary salary reduction contributions by employees. The Company contributed $0.7 million and $0.6 million to the plan for the fiscal years ended June 30, 2006 and 2005, respectively.

OSI employee stock purchase plan — The U.S. Employees of the Company who have been regular employees for at least six months and who meet certain other criteria, are eligible to purchase shares of OSI Common Stock through regular payroll deductions. The plan is administered by the Board of Directors of OSI or a committee of the board and qualifies as an “employee stock purchase plan” as defined in Section 423 of the Internal Revenue Code. The Company’s liability to the plan was $0.3 million and $0.3 million at June 30, 2006 and 2005, respectively, representing payroll deductions from the Company’s employees that have not yet been used to purchase OSI Common Stock.

13. SEGMENT INFORMATION

The Company operates in two reportable segments as defined by SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“FAS 131”). The Equipment, Services and Supplies segment includes two operating segments Patient Monitoring/Anesthesia and Dolphin Medical. The Clinical Trial Services segment includes the Company’s medical data services business. The Patient Monitoring/Anesthesia and Dolphin Medical operating segments have been aggregated pursuant to the rules of FAS 131. The aggregated businesses provide products and services within the medical products market and have similar economic characteristics, including similar operating margins. The businesses have similar production processes, similar types and classes of customers, and sell through similar distribution channels. In addition, the different businesses operate within the same overall regulatory environment. The accounting policies of the two segments are identical to the policies in Note 1. There were no inter-segment revenues during the fiscal years ended June 30, 2006 and 2005.

The following tables present the operations and identifiable assets by segment (in thousands):

	June 30, 2006			June 30, 2005
	Equipment, Services & Supplies	Clinical Trial Services	Total	Equipment, Services & Supplies	Clinical Trial Services	Total
External customer revenue	$215,377	$5,250	$220,627	$190,205	$5,526	$195,731
Income (loss) from operations	$14,157	$(578)	$13,579	$7,311	$(202)	$7,109
Total assets	$148,538	$4,000	$152,538	$128,382	$2,879	$131,261
Capital expenditures	$3,408	$1,724	$5,132	$3,595	$305	$3,900
Depreciation and amortization expense	$4,276	$213	$4,489	$3,276	$28	$3,304

Revenues from external customers by geographic region, based on location of the end-customer, and by product group are as follows for the years ended June 30, 2006 and 2005 (in thousands):

	June 30, 2006			June 30, 2005
	United States	Foreign	Total	United States	Foreign	Total
Capital equipment	$113,501	$52,705	$166,206	$93,778	$40,034	$133,812
Service, spare parts, supplies and accessories	35,556	18,865	54,421	36,604	25,315	61,919

Total revenue	$149,057	$71,570	$220,627	$130,382	$65,349	$195,731

No single country outside of the United States represents more than 10% of total revenue.

The Company’s long-lived assets are distributed as follows (in thousands):

	June 30,
	2006	2005
United States	$24,583	$22,524
Foreign	10,761	10,455

Total long-lived assets	$35,344	$32,979

Long-lived assets in the U.K. were $8.9 million and $9.2 million as of June 30, 2006 and 2005, respectively.

14. SUPPLEMENTAL CASH FLOW INFORMATION

The following provides additional information concerning cash flow activities for the years ended June 30, 2006 and 2005 (in thousands):

	June 30,
	2006	2005
Interest paid	$1,306	$30
Taxes paid	$1,183	$592
Unrealized gain on marketable securities	$26	$154

15. SUBSEQUENT EVENTS

Credit Agreement — On July 18, 2006, the Company entered into a five-year term loan and revolving credit agreement with Bank of the West. The credit agreement provides for an acquisition term loan of up to $27.4 million and a revolving credit facility of $10.0 million. The term loan may be used only to fund the acquisition of Del Mar Reynolds (see below). The term loan will be repayable in equal quarterly installments in the amount of 1/28th of the total borrowed amount for 20 quarters, with a balloon payment of the remaining balance due on July 18, 2011. Any balances outstanding on the revolving loan are due in full on July 18, 2009. Interest on the loans is payable quarterly at a margin above either LIBOR or Prime, at the Company’s option, with the margin varying based on the Company’s Leverage Ratio (as defined in the credit agreement). The credit agreement is secured by all U.S. assets of the Company and by shares of its subsidiaries. The credit agreement contains customary restrictions and financial covenants. Such restrictions include limitations payment of dividends, acquisitions and incurrence of additional debt. The financial covenants include maintaining compliance with minimum net worth requirements and certain financial ratios.

Acquisition of Del Mar Reynolds — On July 31, 2006, the Company completed the acquisition of the Del Mar Reynolds Cardiac division of Ferraris Group PLC, a company registered in England and Wales. The acquired operations develop, manufacture and market cardiac monitoring systems, including Holter recorders, ECG, stress systems and related software and services to hospitals, primarily in the U.S., Germany and the United Kingdom. Del Mar Reynolds also operates a core laboratory business that provides clinical trial services to pharmaceutical companies and to clinical research organizations.

Consideration for the acquisition consisted of an initial cash payment of £13.9 million ($25.2 million), subject to (1) a working capital adjustment based on the difference between an agreed amount of working capital and the actual working capital amount at July 31, 2006, and (2) an adjustment of plus or minus £1 million ($1.8 million) based upon revenue and earnings results for Del Mar Reynolds for the 13-month period ending September 30, 2006. Furthermore, contingent consideration of up to £5 million ($9.1 million) is payable if Del Mar Reynolds achieves certain revenue targets during fiscal year 2007. The additional earn-out, if any, may be satisfied, at the Company’s discretion, either in cash or by the issuance of Spacelabs Healthcare common stock. On September 11, 2006 the Company received £0.9 million ($1.7 million) back from Ferraris Group PLC based on the results of the working capital adjustment. The initial cash payment was funded by an advance against the Bank of the West term loan facility.

NOTICE OF ANNUAL MEETING

To be Held on November 2, 2006

We invite you to attend the Annual Meeting of Stockholders of Spacelabs Healthcare, Inc., a Delaware corporation (the “Corporation”), to be held at the offices of Kirkpatrick & Lockhart Nicholson Graham LLP located at 110 Cannon Street, London EC4N 6AR, United Kingdom on Thursday, November 2, 2006 at 11:30 a.m., and at any adjournments thereof, for the following purposes:

1.	To receive the Directors’ reports and accounts for the previous fiscal year ended June 30, 2006.

2.	To re-elect all the Class 1 directors of the Corporation, namely Steven Good, Meyer Luskin and Nikhil Mehta, to serve until the Corporation’s 2009 Annual Meeting or until their successors are elected and qualified.

3.	To ratify the selection of Moss Adams as the Corporation’s independent accountants and auditors for the fiscal year ended June 30, 2007.

4.	To authorize the Officers of the Corporation to establish Moss Adams’ remuneration for the fiscal year ending June 30, 2007.

5.	To transact such other business as may properly come before the meeting.

Our Board of Directors has fixed the close of business on Friday, October 6, 2006 as the record date for determining the stockholders entitled to notice of the meeting, as well as for determining the stockholders entitled to vote at the meeting.

By order of the Board.

/s/ Deepak Chopra
Chief Executive Officer

Los Angeles, California

October 5, 2006

Company Directory

Canada

Spacelabs Medical (Canada), Inc.

125 Topflight Drive

Mississauga, Ontario

Canada

China

Spacelabs Singapore Pte. Ltd

Unit No. 10, 13F South D Office

Building of Beijing New World Center

No. 3A

Chongwenmenwai St

Beijing, China

Finland

Spacelabs Medical Finland Oy

Nihtisilankuia 5

FI-02631 Espoo

Finland

France

Spacelabs Medical

13/15 Rue Claude

Nicolas Ledoux

Europac 94 000

Creteil (Paris)

France

Germany

Reynolds Medizinische Eletktonik GmbH

Schwabacher Str. 34, 90537

Feucht, Germany

Spacelabs Medical Germany GmbH

40670 Meerbusch-Osterrath,

Strasse 78,

Dusseldorf, Germany

Greece

Spacelabs Medical UK Ltd.

Commercial Center of Elliniko,

Leoforos Iasonidou 35,

1st Floor, Elliniko 167 77,

Athens – Greece

India

Spacelabs Healthcare Solutions Pvt.Ltd.

First and Second Floor, Plot No.1&9, IDA, Phase II,

Cherlapalli, Hyderabad 51,

India

Italy

Spacelabs Medical UK Ltd.

Via Esperanto, 24, 37057

Giovanni Lupatoto (VR) Italy

Scotland

Del Mar Reynolds

43 Moray Place,

Edinburgh, Scotland

Singapore

Spacelabs (Singapore) Pte Ltd

No. 51 Changi Business Park,

Unit 08-02, Central 2,

Singapore, 486066

United Kingdom

Blease Medical Equipment Ltd.

Chiltern Court,

Asheridge Road, Chesham, UK

Blease Medical Equipment Ltd.

Deansway, Chesham,

Buckinghamshire, UK

Del Mar Reynolds Medical Ltd.

Harforde Court,

Hertford, UK

Hertford Medical Int. Ltd.

Third Floor Roseanne House,

Welwyn, Garden City, Scotland

Spacelabs Medical (UK) Ltd.

Chiltern Court,

Asheridge Road, Chesham

Spacelabs Medical (UK) Ltd.

X-ray House,

Bonehurst Road,

Salfords Surrey UK

European Logistics Center

USA

Spacelabs Medical, Inc.

One Andover Tech Center, One Tech Drive, Andover, MA

Spacelabs Medical, Inc.

740 Regent Street,

Madison, WI

Spacelabs Healthcare, Inc.

5150 220th Avenue SE,

Issaquah, WA

Spacelabs Healthcare, Inc.

12525 Chadron Ave

Hawthorne, CA

Company Advisors

Nominated Advisor

Piper Jaffray

1st Floor, Phoenix House

18 King William Street

London

EC2N 7US

Financial Public Relations

Financial Dynamics

Holburn Gate

26 Southampton Buildings

London

WC2A 1PB

Registrars

Computershare Investor Services Ltd

P.O. Box No. 83 Ordinance House

31 Pier Road, St. Helier,

Jersey

JE4 8PW

Bankers

Bank of the West

300 South Grand Avenue

Suite 700

Los Angeles, CA 90071

USA

Joint Brokers

Piper Jaffray

1st Floor, Phoenix House

18 King William Street

London

EC2N 7US

Collins Stewart Limited

9th Floor

88 Wood Street

London

EC2V 7QR

Legal Counsel

Kirkpatrick & Lockhart Nicholson Graham LLP

110 Cannon St

London

EC4N 6AR

Loeb & Loeb LLP

10100 Santa Monica Blvd

Suite 2200

Los Angeles CA, 90067

USA

Auditors

Moss Adams LLP

1001 Fourth Avenue

Suite 2900

Seattle, WA 98154

USA